                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-1

                         POST EFFECTIVE AMENDMENT NO. 6
                     TO REGISTRATION STATEMENT NO. 33-48701

                                      Under

                           The Securities Act of 1933

                           IDS Life Insurance Company
               (Exact name of registrant as specified in charter)

                                    Minnesota
         (State or other jurisdiction of incorporation or organization)

                                       63
-------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   41-0823832
-------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                    IDS Tower 10, Minneapolis, MN 55440-0010
                                 (612) 671-3131
-------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Mary Ellyn Minenko, Counsel
                           IDS Life Insurance Company
                 IDS Tower 10, Minneapolis, Minnesota 55440-0534
                                (612) 671-3678
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

It is proposed that this filing become effective on May 1, 1997.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                                          Calculation of Registration Fee

----------------------------------------------------------------------------------------------------------------------------
                                                                                 Proposed
Title of each class                                    Proposed                   maximum
of securities to be             Amount to be        maximum offering         aggregate offering            Amount of
   registered                    registered          price per unit                price                registration fee
----------------------------------------------------------------------------------------------------------------------------

Interests in the Fixed              N/A
Account of the Group,
Unallocated Fixed/Variable
Annuity Contracts for
Qualified Retirement
Plans

                           IDS LIFE INSURANCE COMPANY

                       Registration Statement on Form S-1

                              Cross-Reference Sheet
                     Pursuant to Regulation S-K, Item 501(b)

Form S-1 Item Number and Caption                  Located in Prospectus;
                                                        Caption

1.  Forepart of the Registration
    Statement and Outside Front
    Cover Page of Prospectus......................Outside Front Cover

2.  Inside Front and Outside Back
    Cover Pages of Prospectus.....................Table of Contents

3.  Summary Information, Risk Factors
    and Ratio of Earnings to Fixed
    Charges.......................................Summary or, as to ratio of earnings to fixed
                                                  charges,
                                                  Not Applicable

4.  Use of Proceeds...............................The variable accounts;
                                                  The fixed account

5.  Determination of Offering Price...............Not Applicable

6.  Dilution......................................Not Applicable

7.  Selling Security Holders......................Not Applicable

8.  Plan of Distribution..........................Distribution of Contracts

9.  Description of Securities to Be
    Registered....................................The variable accounts;
                                                  The fixed account
10. Interests of Named Experts and
    Counsel.......................................Not Applicable

11. Information with Respect to the
    Registrant....................................About IDS Life;
                                                  Additional Information
                                                  about IDS Life

12. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities...............................See Item 14 in Part II

                                     PART I.

                       INFORMATION REQUIRED IN PROSPECTUS

Attached hereto and made a part hereof is the Prospectus dated May 1, 1997.

IDS Life Group Variable Annuity Contract


Prospectus
May 1, 1997


The Group Variable Annuity Contract is a group, unallocated deferred fixed/variable annuity contract (the contract) offered by IDS Life Insurance Company (IDS Life) a subsidiary of American Express Financial Corporation
(AEFC). This contract is designed to fund employer group retirement plans (the plans) that qualify as retirement programs under Sections 401 (including 401(k)) and 457 of the Internal Revenue Code of 1986, as amended (the Code). The contracts provide for the accumulation of values on a fixed and/or variable basis. Retirement payments are made on a fixed basis.

IDS Life Accounts F, IZ, JZ, G, H, N, KZ, LZ and MZ

Sold by: IDS Life Insurance Company, IDS Tower 10, Minneapolis, MN 55440-0010 Telephone: 612-671-3131.

This prospectus contains the information about the variable accounts that you should know before investing. Refer to "The variable accounts" in this prospectus.

The prospectus is accompanied or preceded by the retirement annuity mutual fund prospectus for IDS Life Aggressive Growth Fund, IDS Life International Equity Fund, IDS Life Capital Resource Fund, IDS Life Managed Fund, IDS Life Special Income Fund, IDS Life Moneyshare Fund, IDS Life Growth Dimensions Fund, IDS Life Global Yield Fund and IDS Life Income Advantage Fund. Please read these documents carefully and keep them for future reference.

These securities have not been approved or disapproved by the Securities and Exchange Commission, or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


IDS Life is not a financial institution, and the securities it offers are not deposits or obligations of, or guaranteed or endorsed by any financial institution nor are they insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency.

A Statement of Additional Information (SAI) (incorporated by reference into this prospectus) filed with the Securities and Exchange Commission (SEC) is available without charge by contacting IDS Life at the telephone number above or by completing and sending the order form on the last page of this prospectus. The table of contents of the SAI is on the last page of this prospectus.

Table of contents

Key terms

The Group Variable Annuity Contract in brief

Expense summary

Condensed financial information

Financial statements

Performance information

The variable accounts


The funds
IDS Life  Aggressive Growth  Fund
IDS Life  International Equity Fund
IDS Life Capital  Resource  Fund
IDS Life Managed  Fund
IDS Life Special  Income Fund
IDS Life Moneyshare Fund
IDS Life Growth  Dimensions Fund
IDS Life Global Yield Fund
IDS Life Income Advantage Fund


The fixed account

Buying the annuity
How to make purchase payments

Charges
Contract administrative charge
Mortality and expense risk fee
Withdrawal charge
Premium taxes

Valuing the investment
Number of units
Accumulation unit value
Net investment factor
Factors that affect variable account
 accumulation units

Making the most of your annuity Transferring money between accounts How to request a transfer or a withdrawal

Cash withdrawals, loans and conversions
Withdrawal policies
Loans
Receiving payout when the owner
 requests a withdrawal
Special withdrawal provisions
Conversion

Changing ownership

Contract transfer, termination and
 market value adjustment

The annuity payout period
Annuity payout plans

Taxes

Voting rights

Substitution

Other contractual provisions

Distribution of contracts

Recordkeeper

Additional information about IDS Life

Directors and executive officers

Executive compensation

Security ownership of management

Legal proceedings and opinion

Experts

Appendix

IDS Life financial information

About IDS Life

Periodic reports
Table of contents of the Statement of
 Additional Information

Key terms

These terms can help you understand details about your annuity.

Annuity  -  A  contract   purchased  from  an  insurance   company  that  offers
tax-deferred growth of the investment until earnings are withdrawn.

Accumulation unit - A measure of the value of each variable account before annuity payouts begin.

Annuity payouts - A fixed amount paid at regular intervals to a payee.

Close of business - When the New York Stock Exchange (NYSE) closes, normally 3:00 p.m. Central Time.

Code - Internal Revenue Code of 1986, as amended.

Contract anniversary - An anniversary of the effective date of this Contract.

Contract value - The total value of your annuity before any applicable withdrawal charge, market value adjustment, contract administrative charge or any other applicable charge has been deducted.

Contract year - A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.

Fixed account - An account to which you may allocate purchase payments. Amounts allocated to this account earn interest at rates that are declared periodically by IDS Life.

IDS Life - In this prospectus, "we," "us," "our" and "IDS Life" refer to IDS Life Insurance Company.

Mutual funds (funds) - Nine IDS Life Retirement Annuity mutual funds, each with a different investment objective. (See "The funds.") You may allocate your purchase payments into variable accounts investing in shares of any or all of these funds.

Owner (you, your) - The plan sponsor or trustee of the Plan.

Participant - An eligible employee or other person who is entitled to benefits under the Plan.

Plan - The retirement Plan under which the Contract is issued and which meets the requirements of Code Sections 401 (including 401(k)) or 457.

Purchase payments - Payments made to IDS Life for an annuity.

Retirement date - The date when a participant's annuity payouts are scheduled to begin.

Valuation date - Any normal business day, Monday through Friday, that the New York Stock Exchange is open. The value of each variable account is calculated at the close of business on each valuation date.

Valuation period - The interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date. Close of business is normally 3 p.m.
(Central time).

Variable accounts - Separate accounts to which you may allocate purchase payments; each invests in shares of one mutual fund. (See "The variable accounts.") The value of your investment in each variable account changes with the performance of the particular fund.

Withdrawal charge - A deferred sales charge that may be applied if the owner takes a total or partial withdrawal or the contract is transferred or terminated.

The Group Variable Annuity Contract in brief

Purpose: The Group Variable Annuity Contract is used for plans that meet the requirements of Code sections 401 (including 401(k)) and 457.

Accounts: The owner can elect to have contract values accumulate in any or all of:

o nine variable accounts, each of which invests in mutual funds with a particular investment objective. The value of each variable account varies with the performance of the particular fund. We cannot guarantee that the value at the retirement date will equal or exceed the total of purchase payments allocated to the variable accounts. (p.)

o one fixed account, which earns interest at rates that are adjusted periodically by IDS Life. (p.)

Buying the annuity: A financial advisor will help the owner complete and submit an application. Applications are subject to acceptance at our Minneapolis office. Generally, payments may be made annually, semiannually, quarterly or monthly or any other frequency we accept.

Transfers: Subject to certain restrictions, you may redistribute investments among accounts without charge at any time while the contract is in force. (p.)

Cash Withdrawals, Loans and Conversions: The owner may withdraw all or part of the contract's value at any time. Withdrawals may be subject to charges and tax penalties and may have tax consequences. Total withdrawals may be subject to a market value adjustment. (p.)

The owner also may request a withdrawal for the purpose of funding loans for participants. A withdrawal for a loan is not subject to withdrawal charges. However, we reserve the right to deduct withdrawal charges from the remaining contract value to the extent of any unpaid loans at the time of a total withdrawal of contract value or at contract transfer or termination. (p.)

If a participant terminates employment, the owner may direct us to withdraw a part of the contract value so that the participant can purchase an individual deferred annuity contract from us. No withdrawal charges will apply at the time of withdrawal for this conversion. (p.)

Contract Transfer, Termination and Market Value Adjustment: The owner may direct us to withdraw the total contract value and transfer that value to another funding agent. (p.)

Under certain circumstances, we may terminate the contract.  (p.)

If the value of the fixed account is canceled due to total withdrawal, contract transfer or contract termination, a market value adjustment may be imposed in addition to applicable contract charges. The amount of the market value adjustment approximates the gain or loss resulting from our sale of assets purchased by the purchase payments. (p.)


Annuity payouts: The owner can direct us to begin retirement payouts to a payee under an annuity payout plan that begins on the participant's retirement date. The owner may choose from a variety of plans, or the owner and IDS Life can mutually agree on other payout arrangements. The annuity payout plan selected must meet the requirements of the plan. Payouts will be made on a fixed basis. During the annuity payout period, you cannot be invested in more than five variable accounts at any one time unless we agree otherwise. (p.)


Taxes: Generally there is no federal income tax to participants on contributions to the contract made by the owner or on increases in the contract's value until distributions are made. (Under certain circumstances, tax penalties and other tax consequences may apply.) IDS Life is taxed as a life insurance company under the Code. The income and capital gains of the variable accounts, to the extent applied to increase reserves under the contract, are not taxable to IDS Life. (p.)

Charges: The Group Variable Annuity Contract is subject to a $125 per quarter ($500 annual) contract administrative charge. We reserve the right to increase this charge, but it will never exceed $1,000 per year. We also deduct a 1% mortality and expense risk charge and a withdrawal charge. Currently there are no premium taxes under this contract, but certain state and local governments may impose premium taxes when the owner selects an annuity payout plan. (p.)

Changing ownership: In general, ownership of the contract may not be transferred. (p.)

Prohibited investments: The owner will not offer under the plan as a funding vehicle to which future contributions may be made: (1) guaranteed investment contracts; (2) bank investment contracts; (3) annuity contracts; or (4) funding vehicles providing a guarantee of principal. (p.)

Recordkeeper - Any person or entity authorized by the owner to administer recordkeeping services for the plan and participants must be approved by IDS Life. (p.)

Expense summary

The purpose of this summary is to help the owner understand the various costs and expenses associated with the Group Variable Annuity Contract.


Owner Expenses

Withdrawal Charge:
(as a percentage of amount withdrawn)

Contract
  Year                         Percentage
--------                       ----------
   1                               6%
   2                               5
   3                               4
   4                               3
   5                               2
   6                               1
7 and later                        0


Annual contract administrative charge                      $500
                                             ($125 per quarter)

Separate account annual expense
(as a percentage of average daily net assets of the underlying fund)

Mortality and expense risk fee                        1%

Operating expenses of underlying mutual funds: management fees and other expenses deducted as a percentage of average net assets as follows:


                 IDS Life       IDS Life      IDS Life               IDS Life                 IDS Life    IDS Life   IDS Life
                Aggressive   International    Capital     IDS Life   Special    IDS Life       Growth      Global     Income
                  Growth         Equity       Resource    Managed    Income    Moneyshare    Dimensions    Yield     Advantage

Management fees    .60%           .82%          .60%        .59%       .59%        .50%         .63%        .84%        .63%

Other expenses     .09            .16           .08         .07        .10         .06          .22         .62         .54

Total*             .69%           .98%          .68%        .66%       .69%        .56%         .85%       1.46%       1.17%

*Annualized operating expenses of underlying mutual funds at Dec.
31, 1996.

Example:* The owner would pay the following expenses on a $1,000 investment, assuming 5% annual return and withdrawal at the end of each time period:

                 IDS Life       IDS Life      IDS Life               IDS Life                 IDS Life    IDS Life   IDS Life
                Aggressive   International    Capital     IDS Life   Special    IDS Life       Growth      Global     Income
                  Growth         Equity       Resource    Managed    Income    Moneyshare    Dimensions    Yield     Advantage

1 year            $ 80.92       $ 83.72       $ 80.82     $ 80.63    $ 80.92    $ 79.67       $ 82.46     $ 88.34    $ 85.55

3 years            113.77        122.29        113.47      112.88     113.77     109.93        118.48      136.29     127.85

5 years            136.34        150.96        135.84      134.82     136.34     129.73        144.43      174.76     160.44

10 years           219.50        250.28        218.43      216.27     219.50     205.42        236.59      299.32     269.97


The owner would pay the following expenses on the same investment assuming no withdrawal or selection of an annuity payout plan at the end of each time period:

                 IDS Life       IDS Life      IDS Life               IDS Life                 IDS Life    IDS Life   IDS Life
                Aggressive   International    Capital     IDS Life   Special    IDS Life       Growth      Global     Income
                  Growth         Equity       Resource    Managed    Income    Moneyshare    Dimensions    Yield     Advantage

1 year            $ 19.07       $ 22.04       $ 18.96     $ 18.76    $ 19.07    $ 17.73       $ 20.71     $ 26.96    $ 23.99

3 years             58.98         67.98         58.67       58.05      58.98      54.93         63.95       82.75      73.84

5 years            101.41        116.52        100.88       99.83     101.41      94.57        109.77      141.14     126.33

10 years           219.50        250.28        218.43      216.27     219.50     205.42        236.59      299.32     269.97

This example should not be considered a representation of past or future expenses. Actual expenses may be more or less than those shown.


*  In  this  example,  the  $500  annual  contract   administrative   charge  is
approximated as a .170% charge based on our average contract size.


Condensed financial information
(unaudited)

The following tables give per-unit information about the financial history of each variable account.

                                                              Years Ended Dec. 31,
                                  ---------------------------------------------------------------------------------------
                                  1996      1995     1994      1993      1992     1991     1990     1989     1988    1987
-------------------------------------------------------------------------------------------------------------------------
Account F (investing in shares
of Capital Resource Fund)
Accumulation unit value at
beginning of period..........    $6.25     $4.94    $4.93     $4.82     $4.67    $3.22    $3.23    $2.57    $2.31   $2.07
-------------------------------------------------------------------------------------------------------------------------
Accumulation unit value at
end of period................    $6.67     $6.25    $4.94     $4.93     $4.82    $4.67    $3.22    $3.23    $2.57   $2.31
-------------------------------------------------------------------------------------------------------------------------
Number of accumulation units
outstanding at end of period
(000,000 omitted)...........       629       642      577       489       403      310      243      205      187     181
-------------------------------------------------------------------------------------------------------------------------
Ratio of operating expense to
average net assets...........    1.00%     1.00%    1.00%     1.00%     1.00%    1.00%    1.00%    1.00%    1.00%   1.00%
-------------------------------------------------------------------------------------------------------------------------

Account IZ1 (investing in shares
of International Equity Fund)
Accumulation unit value at
beginning of period..........    $1.38     $1.25    $1.29     $0.98     $1.00        -        -        -        -       -
-------------------------------------------------------------------------------------------------------------------------







Accumulation unit value at
end of period................    $1.49     $1.38    $1.25     $1.29     $0.98        -        -        -        -       -
-------------------------------------------------------------------------------------------------------------------------
Number of accumulation units
outstanding at end of period
(000,000 omitted)............    1,220     1,089      913       406        70        -        -        -        -       -
-------------------------------------------------------------------------------------------------------------------------
Ratio of operating expense to
average net assets...........    1.00%     1.00%    1.00%     1.00%     1.00%        -        -        -        -       -
-------------------------------------------------------------------------------------------------------------------------

Account JZ2 (investing in shares
of Aggressive Growth Fund)
Accumulation unit value at
beginning of period..........    $1.46     $1.12    $1.21    $1.08      $1.00        -        -        -        -       -
-------------------------------------------------------------------------------------------------------------------------
Accumulation unit value at
end of period................    $1.68     $1.46    $1.12    $1.21      $1.08        -        -        -        -       -
-------------------------------------------------------------------------------------------------------------------------
Number of accumulation units
outstanding at end of period
(000,000 omitted)............    1,173     1,008      780      347        116        -        -        -        -       -
-------------------------------------------------------------------------------------------------------------------------
Ratio of operating expense to
average net assets...........    1.00%     1.00%    1.00%    1.00%      1.00%        -        -        -        -       -
-------------------------------------------------------------------------------------------------------------------------
Account G (investing in shares
of Special Income Fund)
Accumulation unit value at
beginning of period..........    $4.59     $3.80    $3.99    $3.48      $3.21    $2.76    $2.67    $2.48    $2.27   $2.27
-------------------------------------------------------------------------------------------------------------------------
Accumulation unit value at
end of period................    $4.86     $4.59    $3.80    $3.99      $3.48    $3.21    $2.76    $2.67    $2.48   $2.27
-------------------------------------------------------------------------------------------------------------------------
Number of accumulation units
outstanding at end of period
(000,000 omitted)............      362       394      362      405        330      271      237      222      176     170
-------------------------------------------------------------------------------------------------------------------------
Ratio of operating expense to
average net assets...........    1.00%     1.00%    1.00%    1.00%      1.00%    1.00%    1.00%    1.00%    1.00%   1.00%
-------------------------------------------------------------------------------------------------------------------------
Account H (investing in shares
of Moneyshare Fund)
Accumulation unit value at
beginning of period..........    $2.27     $2.18    $2.12    $2.09      $2.04    $1.95    $1.82    $1.69    $1.59    $1.51
--------------------------------------------------------------------------------------------------------------------------
Accumulation unit value at
end of period................    $2.36     $2.27    $2.18    $2.12      $2.09    $2.04    $1.95    $1.82    $1.69    $1.59
--------------------------------------------------------------------------------------------------------------------------
Number of accumulation units
outstanding at end of period
(000,000 omitted)............       90       103       84       75        102      126      139      109       63       52
--------------------------------------------------------------------------------------------------------------------------
Ratio of operating expense to
average net assets...........    1.00%      1.00%    1.00%    1.00%      1.00%    1.00%    1.00%    1.00%    1.00%    1.00%
--------------------------------------------------------------------------------------------------------------------------

Simple yield3                    3.77%      3.97%    4.16%    1.89%      1.76%    3.26%    6.25%    6.81%    7.30%    5.72%
--------------------------------------------------------------------------------------------------------------------------

Compound yield3               3.84%      4.05%    4.24%    1.90%      1.77%    3.31%    6.44%    7.04%    7.57%    5.88%
--------------------------------------------------------------------------------------------------------------------------

Account N4 (investing in shares
of Managed Fund)
Accumulation unit value at
beginning of period...........   $2.56     $2.09     $2.21    $1.98     $1.86    $1.45    $1.42    $1.14   $1.06    $1.01
-------------------------------------------------------------------------------------------------------------------------
Accumulation unit value at
end of period................    $2.97     $2.56     $2.09    $2.21     $1.98    $1.86    $1.45    $1.42   $1.14    $1.06
-------------------------------------------------------------------------------------------------------------------------
Number of accumulation units
outstanding at end of period
(000,000 omitted)............    1,197     1,212     1,128      910       651      497      401      331     326      321
-------------------------------------------------------------------------------------------------------------------------







Ratio of operating expense to
average net assets...........    1.00%     1.00%     1.00%    1.00%     1.00%    1.00%    1.00%    1.00%   1.00%    1.00%
-------------------------------------------------------------------------------------------------------------------------

Account KZ5 (investing in shares
of Global Yield Fund)
Accumulation unit value at
beginning of period...........   $1.00        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------
Accumulation unit value at
end of period................    $1.07        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------
Number of accumulation units
outstanding at end of period
(000,000 omitted)............       25        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------
Ratio of operating expense to
average net assets...........    1.00%        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------

Account LZ5 (investing in shares
of Income Advantage Fund)
Accumulation unit value at
beginning of period...........   $1.00        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------
Accumulation unit value at
end of period................    $1.05        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------
Number of accumulation units
outstanding at end of period
(000,000 omitted)............       60        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------
Ratio of operating expense to
average net assets...........    1.00%        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------

Account MZ5 (investing in shares
of Growth Dimensions Fund)
Accumulation unit value at
beginning of period...........   $1.00        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------
Accumulation unit value at
end of period................    $1.11        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------
Number of accumulation units
outstanding at end of period
(000,000 omitted)............      351        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------
Ratio of operating expense to
average net assets...........    1.00%        --        --       --        --       --       --       --      --       --
-------------------------------------------------------------------------------------------------------------------------

1Account IZ commenced operations on Jan. 13, 1992.
2Account JZ commenced operations on Jan. 13, 1992.
3Net of annual contract administrative charge and mortality and expense risk fee.
4Account N commenced operations on April 30, 1986.
5Accounts KZ, LZ and MZ commenced operations on April 30, 1996.

Financial statements


The SAI dated May 1, 1997, contains:
o complete audited financial statements of the variable accounts including:

      - statements of net assets as of Dec. 31, 1996;
      - statements of operations for the year ended Dec. 31, 1996, except for IDS Life Accounts KZ, LZ and MZ which are for the period April 30, 1996 (commencement of operations) to Dec. 31, 1996;
      and

      - statements of changes in net assets for the years ended Dec. 31, 1996 and Dec. 31, 1995, except for IDS Life Accounts KZ, LZ and MZ which are for the period April 30, 1996
      (commencement of operations) to Dec. 31, 1996.


This prospectus contains:


o     complete audited financial statements for IDS Life including:
      - consolidated balance sheets as of Dec. 31, 1996 and Dec. 31, 1995; and
      - related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended Dec. 31, 1996.


Performance information

Performance information for the variable accounts may appear from time to time in advertisements or sales literature. In all cases, such information reflects the performance of a hypothetical investment in a particular account during a particular time period. Calculations are performed as follows:

Simple yield - Account H (investing in IDS Life Moneyshare Fund): Income over a given seven-day period (not counting any change in the capital value of the investment) is annualized (multiplied by 52) by assuming that the same income is received for 52 weeks. This annual income is then stated as an annual percentage return on the investment.

Compound yield - Account H: Calculated like simple yield, except that, when annualized, the income is assumed to be reinvested. Compounding of reinvested returns increases the yield as compared to a simple yield.

Yield - For accounts investing in income funds: Net investment income (income less expenses) per accumulation unit during a given 30-day period is divided by the value of the unit on the last day of the period. The result is converted to an annual percentage.


Average annual total return: Expressed as an average annual compounded rate of return of a hypothetical investment over a period of one, five and 10 years (or up to the life of the account if it is less than 10 years old). This figure reflects deduction of all applicable charges, including the contract administrative charge, mortality and expense risk fee and withdrawal charge, assuming a withdrawal at the end of the illustrated period. Optional average annual total return quotations may be made that do not reflect a withdrawal charge deduction (assuming no withdrawal).

Aggregate total return: Represents the cumulative change in the value of an investment over a specified period of time (reflecting change in an account's accumulation unit value). The calculation assumes reinvestment of investment earnings and reflects the deduction of all applicable charges, including the contract administrative charge, mortality and expense risk fee and withdrawal charge, assuming a withdrawal at the end of the illustrated period. Optional aggregate total return quotations may be made that do not reflect a withdrawal charge deduction (assuming no withdrawal). Aggregate total return may be shown by means of schedules, charts or graphs.


Performance information should be considered in light of the investment objectives and policies, characteristics and quality of the fund in which the account invests and the market conditions during the given time period. Such information is not intended to indicate future performance. Because advertised yields and total return figures include all charges attributable to the annuity, which has the effect of decreasing advertised performance, account performance should not be compared to that of mutual funds that sell their shares directly to the public. (See the SAI for a further description of methods used to determine yield and total return for the accounts.)

If you would like additional information about actual performance, contact your financial advisor.

The variable accounts

Purchase payments can be allocated to any or all of the variable accounts that invest in shares of the following funds:

                                   IDS Life Account  Established


IDS Life Aggressive Growth Fund        JZ            Sept. 20, 1991
IDS Life International Equity Fund     IZ            Sept. 20, 1991
IDS Life Capital Resource Fund         F             May 13, 1981
IDS Life Managed Fund                  N             April 17, 1985
IDS Life Special Income Fund           G             May 13, 1981
IDS Life Moneyshare Fund               H             May 13, 1981
IDS Life Growth Dimensions Fund        MZ            April 2, 1996
IDS Life Global Yield Fund             KZ            April 2, 1996
IDS Life Income Advantage Fund         LZ            April 2, 1996


Each variable account meets the definition of a separate account under federal securities laws. Income, capital gains and capital losses of each account are credited or charged to that account alone. No variable account will be charged with liabilities of any other account or of our general business. Each variable account's net assets are held in relation to the contracts described in this prospectus as well as other variable annuity contracts that we issue that are not described in this prospectus. All obligations arising under the contracts are general obligations of IDS Life.

All variable accounts were established under Minnesota law and are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940 Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC.

The funds

IDS Life Aggressive Growth Fund Objective: capital appreciation. Invests primarily in common stock of small- and medium-size companies. The fund also may invest in warrants or debt securities or in large well-established companies when the portfolio manager believes such investments offer the best opportunity for capital appreciation.

IDS Life International Equity Fund
Objective: capital appreciation. Invests primarily in common stock of foreign issuers and foreign securities convertible into common stock. The fund also may invest in certain international bonds if the portfolio manager believes they have a greater potential for capital appreciation than equities.

IDS  Life  Capital  Resource  Fund  Objective:  capital  appreciation.   Invests
primarily in U.S. common stocks and other securities convertible into common stock, diversified over many different companies in a variety of industries.

IDS Life Managed Fund Objective: maximum total investment return. Invests primarily in U.S. common stocks, securities convertible into common stock, warrants, fixed income securities (primarily high-quality corporate bonds) and money-market instruments. The fund invests in many different companies in a variety of industries.

IDS Life Special Income Fund Objective: to provide a high level of current income while conserving the value of the investment for the longest time period. Invests primarily in high-quality, lower-risk corporate bonds issued by many different companies in a variety of industries and in government bonds.

IDS Life Moneyshare Fund
Objective: maximum current income consistent with liquidity and conservation of capital. Invests in high-quality money market securities with remaining maturities of 13 months or less. The fund also will maintain a dollar-weighted average portfolio maturity not exceeding 90 days. The fund attempts to maintain a constant net asset value of $1 per share.

IDS Life Growth Dimensions Fund Objective: long-term growth of capital. Invests primarily in common stocks of U.S. and foreign companies showing potential for significant growth.

IDS Life Global Yield Fund Objective: high total return through income and growth of capital. Invests primarily in a non-diversified portfolio of debt securities of U.S. and foreign issuers.

IDS Life Income Advantage Fund Objective: high current income, with capital growth as a secondary objective. Invests in long-term, high-yielding, high-risk debt securities below investment grade issued by U.S. and foreign corporations.

More comprehensive information regarding each fund is contained in the fund prospectus. You should read the fund prospectus and consider carefully, and on a continuing basis, which fund or combination of funds is best suited to your long-term investment needs. There is no assurance that the investment objectives of the funds will be attained nor is there any guarantee that the contract value will equal or exceed the total purchase payments made. Some funds may involve more risk than others--please monitor your investments accordingly.

The Internal Revenue Service (IRS) has issued final regulations relating to the diversification requirements under Section 817(h) of the Code. Each mutual fund intends to comply with these requirements.

The U.S. Treasury and the IRS have indicated that they may provide additional guidance concerning how many variable accounts may be offered and how many exchanges among variable accounts may be allowed before the owner is considered to have investment control and thus is currently taxed on income earned within variable account assets. We do not know at this time what the additional guidance will be or when action will be taken. We reserve the right to modify the contract, as necessary, to ensure that the owner will not be subject to current taxation as the owner of the variable account assets.

We intend to comply with all federal tax laws to ensure that the contract continues to qualify as an annuity for federal income tax purposes. We reserve the right to modify the contract as necessary to comply with any new tax laws.


IDS Life is the investment manager and AEFC is the investment advisor for each of the funds. IDS International, Inc., a wholly owned subsidiary of AEFC, is the sub-investment advisor for IDS Life International Equity Fund. The investment manager and advisors cannot guarantee that the funds will meet their investment objectives. Please read the Retirement Annuity Mutual Fund prospectus for complete information on investment risks, deductions, expenses and other facts you should know before investing. It is available by contacting IDS Life at the address or telephone number on the front of this prospectus, or from your financial advisor.


The fixed account


Purchase payments may also be allocated to the fixed account. The cash value of the fixed account increases as interest is credited to the account. Purchase payments and transfers to the fixed account become part of the general account of IDS Life, the company's main portfolio of investments. Interest is credited daily and compounded annually. We may change the interest rates from time to time.


In addition, a market value adjustment is imposed on the fixed account if the owner cancels the value of the fixed account due to total withdrawal, contract transfer or contract termination. The amount of the market value adjustment approximates the gain or loss resulting from sale by IDS Life of assets purchased with purchase payments. (See "Market value adjustment.")

Because of exemptive and exclusionary provisions, interests in the fixed account have not been registered under the Securities Act of 1933 (1933 Act), nor is the fixed account registered as an investment company under the 1940 Act. Accordingly, neither the fixed account nor any interests in it are generally subject to the provisions of the 1933 or 1940 Acts, and we have been advised that the staff of the SEC has not reviewed the disclosures in this prospectus that relate to the fixed account. Disclosures regarding the fixed account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

Buying the annuity


A financial advisor will help the owner prepare and submit an application and send it along with the initial purchase payment to our Minneapolis office. Please remember that investment performance, expenses and deduction of certain charges affect accumulation unit value.


When applying, you can select

o  the account(s) in which to invest
o  how to make purchase payments


If the application is complete, we will process it and apply the purchase payments to your account(s) within two business days after we receive it in our Minneapolis office. If the application is accepted, we will send the owner a contract. If we cannot accept the application within five business days, we will decline it and return the payment unless the parties agree otherwise. We will credit additional purchase payments to the contract's account(s) at the next close of business after we receive and accept your payments at our Minneapolis office.


How to make purchase payments

1     By letter

Send your check along with your name and account number to:

Regular mail:

IDS Life Insurance Company
P.O. Box 74
Minneapolis, MN  55440-0074

Express mail:

IDS Life Insurance Company
733 Marquette Avenue
Minneapolis, MN  55402

2     By scheduled payment plan

A financial advisor can help set up:

o     participant salary reduction

Charges

Contract administrative charge
This fee is for establishing and maintaining your records. We deduct $125 from the contract value at the end of each contract quarter (each three-month period measured from the effective date of your contract). We deduct this charge on a pro-rata basis from the fixed and variable accounts. Annual charge: $500. We reserve the right to increase the contract administrative charge in the future, but we guarantee that it will never exceed $250 per quarter ($1,000 per year).

Mortality and expense risk fee
This fee is to cover the mortality risk and expense risk and is applied daily to the variable accounts and reflected in the unit values of the accounts. The variable accounts pay this fee at the time that dividends are distributed from the funds in which they invest. Annually, the fee totals 1% of the variable accounts' average daily net assets. Approximately two-thirds of this amount is for our assumption of mortality risk and one-third is for our assumption of expense risk. This fee does not apply to the fixed account.


Mortality risk arises because of our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific participant lives and no matter how long the entire group of IDS Life annuitants live. If, as a group, IDS Life annuitants outlive the life expectancy we have assumed in our actuarial tables, then we must take money from our general assets to meet our obligations. If, as a group, IDS Life annuitants do not live as long as expected, we could profit from the mortality risk fee.


Expense risk arises because the contract administrative charge cannot be increased above $1,000 per year and may not cover our expenses. Any deficit would have to be made up from our general assets.


We may use any profits realized from the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses. We do not expect that the withdrawal charge, discussed in the following paragraphs, will cover sales and distribution expenses.

Withdrawal charge

If the owner withdraws part or all of the contract, a withdrawal charge may apply. This withdrawal charge represents a percentage of the amount withdrawn as follows:

                                          Withdrawal charge as
                                          percentage of amount
Contract year:                                 withdrawn:
------------------------------------------------------------------
       1                                           6%
       2                                           6
       3                                           5
       4                                           4
       5                                           3
       6                                           2
       7                                           1
       8 and later                                 0
------------------------------------------------------------------

In the case of partial withdrawal, the withdrawal charge is deducted from the contract value remaining after the owner is paid the amount requested.

Example of withdrawal charge:

Owner requests $1,000 partial withdrawal, and the withdrawal charge is 5%:

$1,000 partial withdrawal = $1,052.63
          .95

Total amount withdrawn...............$1,052.63
                                      x   0.05
Total withdrawal charge..............$   52.63

There are no withdrawal charges for withdrawals on behalf of a participant if the participant:

     o attains age 59 1/2;
     o purchases an immediate annuity under the annuity payout plans of this contract after separation from service;
     o retires under the plan after age 55;
     o becomes disabled (as defined by the Code);
     o dies;
     o encounters financial hardship as permitted under the plan and the Code;
     o receives a loan as requested by the owner;
     o converts contract value to an individual retirement annuity or other qualified annuity offered by IDS life as requested by the owner.

Under no circumstance will withdrawal charges exceed 8.5% of aggregate purchase payments made.

Possible group reductions: In some cases lower sales and administrative expenses may be incurred or we may perform fewer services. In such cases, we may be able to reduce or eliminate certain contract charges. However, we expect this to occur infrequently.

Premium taxes

Currently, there are no premium taxes under this contract. However, a charge will be made by IDS Life against the contract value for any state and local premium taxes to the extent the taxes are payable in connection with the purchase of an annuity contract under the annuity payout plans.


Valuing the investment


Here is how the accounts are valued:


Fixed account: The amounts allocated to the fixed account are valued directly in dollars and equal the sum of your purchase payments, plus interest earned, less any amounts withdrawn or transferred (including the contract administrative charge).


Variable accounts: Amounts allocated to the variable accounts are converted into accumulation units. Each time the owner makes a purchase payment or transfers amounts into one of the variable accounts, a certain number of accumulation units are credited to the contract for that account. Conversely, each time the owner takes a partial withdrawal, transfers amounts out of a variable account or is assessed a contract administrative charge, a certain number of accumulation units are subtracted from the contract.

The accumulation units are the true measure of investment value in each account during the accumulation period. They are related to, but not the same as, the net asset value of the underlying fund. The dollar value of each accumulation unit can rise or fall daily depending on the performance of the underlying mutual fund and on certain fund expenses. Here is how unit values are calculated:

Number of units
To calculate the number of accumulation units for a particular account, we divide the investment, by the current accumulation unit value.

Accumulation unit value
The current accumulation unit value for each variable account equals the last value times the account's current net investment factor.

Net investment factor
o Determined each business day by adding the underlying mutual fund's current net asset value per share, plus per share amount of any current dividend or capital gain distribution; then
o  dividing that sum by the previous net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee from the result.

Because the net asset value of the underlying mutual fund may fluctuate, the accumulation unit value may increase or decrease. The owner bears this investment risk in a variable account.

Factors that affect variable account accumulation units Accumulation units may change in two ways; in number and in value. Here are the factors that influence those changes:

The number of accumulation units owned may fluctuate due to:

o additional purchase payments allocated to the variable account(s);
o transfers into or out of the variable account(s); o partial withdrawals; o withdrawal charges; and/or o contract administrative charges.

Accumulation unit values may fluctuate due to:

o changes in underlying mutual fund(s) net asset value; o dividends distributed to the variable account(s); o capital gains or losses of underlying mutual funds; o mutual fund operating expenses; and/or o mortality and expense risk fees.

Making the most of the annuity

Transferring money between accounts
The owner may transfer money from one account, including the fixed account, to another before the annuity payouts begin. If we receive the request before the close of business, we will process it that day. Requests received after the close of business will be processed the next business day. There is no charge for transfers. Before making a transfer, the owner should consider the risks involved in switching investments.

We may suspend or modify transfer privileges at any time. Any restriction imposed by the plan will apply.

How to request a transfer or a withdrawal

A transfer or withdrawal request can be made by letter or we can agree to another method. Send the plan name, account number, Social Security Number or Taxpayer Identification Number and signed request for a transfer or withdrawal to:

Regular mail:
IDS Life Insurance Company
IDS Tower 10
Minneapolis, MN  55440-0010

Express mail:
IDS Life Insurance Company
733 Marquette Avenue
Minneapolis, MN  55402

As owner, you may withdraw all or part of the annuity contract value at any time by sending a written request or by any other method we accept. For total withdrawals, we will compute the value of the contract at the close of business after we receive the request. We may ask the owner to return the contract. The owner may have to pay withdrawal charges (see "Charges") and IRS taxes and penalties (see "Taxes").


Cash withdrawals, loans and conversions


Withdrawal policies

o If the owner requests a total withdrawal, payment will equal the total contract value less the contract administrative charge, any applicable premium tax and withdrawal charge.

o The owner or the recordkeeper must state the reason for a partial withdrawal.

o If the contract has a balance in more than one account and request for a partial withdrawal is made, we will withdraw money from all the accounts in the same proportion as the value in each account correlates to the total contract value, unless requested otherwise.

o For total withdrawals from the fixed account, a market value adjustment may apply. (See "Contract transfer, termination and market value adjustment" below.)

Loans

The owner may request withdrawals for the purpose of funding loans for participants. At the time of the loan request, the owner must specify from which accounts the withdrawal for the loan should be made. The amount and terms of the loan must be in accordance with the applicable requirements of the plan and the Code. IDS Life assumes no responsibility for the validity of the loan or whether the loan complies with such applicable requirements.

Withdrawals for the purpose of funding a loan under the plan will not be subject to withdrawal charges when the loan is made. However, we reserve the right to deduct any such withdrawal charges from the remaining contract value to the extent of any unpaid loans at the time of a total withdrawal of the contract value or at contract transfer or termination. (See "Charges.")

Receiving payout when the owner requests a withdrawal

By regular or express mail

o Payable to owner

o Normally mailed to address of record within seven days after receiving the request. However, we may postpone the payout if:

      -the withdrawal amount includes a purchase payment check that has not cleared

      -the NYSE is closed, except for normal holiday and weekend closings -trading on the NYSE is restricted, according to SEC rules -an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts -the SEC permits us to delay payment for the protection of security holders.

Special withdrawal provisions

o The rights of any person to any benefits under the plans under which these contracts are issued will be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the contract issued in connection with the plans.

o IDS Life reserves the right to defer the payment of amounts withdrawn from the fixed account for a period not to exceed six months from the date we receive the request for withdrawal.

o Since contracts offered will be issued in connection with plans that meet the requirements of Code Sections 401 (including 401(k)) and 457, reference should be made to the terms of the particular plan for any further limitations or restrictions on cash withdrawals.

o A withdrawal charge will be deducted from the amount withdrawn subject to certain limitations and exceptions. (See "Charges.") A cash withdrawal is also subject to federal income taxes and may incur federal tax penalties. The tax consequences of a cash withdrawal payment should be carefully considered. (See "Taxes.")

Conversion

In the event of a participant's termination of employment or for other reasons that meet the requirements of the plan and the Code and which are acceptable to us, the owner may elect to transfer, on the participant's behalf, part of the contract value to an individual deferred annuity contract then offered by IDS Life. This individual contract will be qualified as an individual retirement annuity under Section 408 or will qualify under other applicable sections of the Code. Such contract will be in a form then customarily issued by us for business under such qualified plans. No withdrawal charges will apply at the time of such conversion.

Changing ownership

Ownership of the contract may not be transferred except to:

      o a trustee or successor trustee of a pension or profit sharing trust that is qualified under the Code; or

      o as otherwise permitted by laws and regulations governing the plans under which the contract is issued.

Subject to the provisions above, the contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person except IDS Life.

Contract transfer, termination and market value adjustment

Withdrawals by owner for transfer of funds
The owner may direct IDS Life to withdraw the total contract value and transfer that value to another funding agent. All applicable contract charges including withdrawal charges will be payable by the owner and will be deducted from the first payout unless the total contract value is transferred to a plan offered by IDS Life or its affiliates. (See "Charges.")

The owner must provide IDS Life with a written request to make such a withdrawal. This written request must be sent to our Minneapolis office and must specify the initial withdrawal date and payee to whom the payouts are to be made.

At the owner's option, we will pay the contract value less any applicable charges in annual installments or in a lump sum as follows:

1. The contract value may be paid in five annual installments beginning on the initial withdrawal date and then on each of the next four anniversaries of such date as follows:

                                         % of Then Remaining
Installment Payment                      Contract Value Balance
-------------------                      ----------------------
        1                                         20%
        2                                         25
        3                                         33
        4                                         50
        5                                        100

No additional withdrawals for benefits or other transfers of contract values will be allowed and no additional purchase payments will be accepted after the first withdrawal payment is made. We will continue to credit interest to any contract value balance remaining after an installment payment at the interest crediting rate then in effect for the fixed account.

2. The contract value may be paid in a lump sum. Any amount attributable to the fixed account value will be based on the market value of such balance. The market value will be determined by us by applying the formula described below under "Market value adjustment." We will make lump sum payments according to the provisions of the above section titled "Receiving a payment when you request a withdrawal."

Market value adjustment - A market value adjustment (MVA) applies only when we pay out the fixed account value in a lump sum when:

o the owner withdraws the total contract value to transfer that value to another funding vehicle;

o the owner makes a total withdrawal of the fixed account contract value; or

o we terminate the contract as described below. (See "Contract termination.")

The MVA will be applied to the amount being withdrawn from the fixed account after deduction of any applicable contract administrative charge and withdrawal charge. (See "Charges.")

The MVA will reflect the relationship between the current interest rate being credited to new purchase payments allocated to the fixed account and the rate being credited to all prior purchase payments.
The MVA is calculated as follows:

MVA = fixed account value x (A - B) x C

Where:

A = the weighted average interest rate (in decimal form) being credited to all fixed account purchase payments made by the owner at the time of termination, rounded to 4 decimal places;

B = the interest rate (in decimal form) being credited to new purchase payments to the contract at the time of termination or total withdrawal, rounded to 4 decimal places; and

C = the annuity factor, which represents the relationship between the contract year and the average duration of underlying investments from the following table:

     Contract Year                      Annuity Factor
          1-3                                 6.0
          4-6                                 5.0
          7+                                  4.0

For an example showing an upward and downward MVA, please see Appendix A.

No MVA applies if:

o the owner makes a partial withdrawal of the fixed account contract value;

o installment payments are made when the owner withdraws the total contract value to transfer that value to another funding vehicle or we terminate the contract; or

o the owner transfers contract values from the fixed account to the variable accounts as described above under "Transfer money between accounts."

Contract termination
We reserve the right upon 30 days' written notice to the owner to declare a contract termination date that will be any date on or after the expiration of the 30-day notification period.

A contract termination date may be declared if:

o The owner adopts an amendment to the plan that causes the plan to be materially different from the plan originally in existence when the contract was purchased. To be "materially different," the amendment must cause a substantial change in the level of the dollar amounts of purchase payments or contract benefits to be paid by us;

o The plan fails to qualify or becomes disqualified under the appropriate sections of the Code;

o The owner offers under the plan as a funding vehicle to which future contributions may be made a guaranteed investment contract, bank investment contract, annuity contract or funding vehicle providing a guarantee of principal. See "Prohibited Investments;" or

o The owner changes to a recordkeeper that is not approved by us.

If we waive our rights to terminate the contract under any provision of this section at any time, such waiver will not be considered a precedent and will not prohibit us from exercising the right to terminate this contract, for the reasons noted above, at any future time.

Procedures at contract termination On the contract termination date, we will withdraw any outstanding charges, including any contract administrative charges, from the contract value. A withdrawal charge may apply and be payable by the owner on account of any termination under this provision and will be deducted from the first termination payment. (See "Charges.")

At the owner's option, we will pay the contract value in a lump sum or in annual installment payouts according to the table under "Withdrawals by owner for transfer of funds" above. A lump sum payout will be subject to an applicable MVA to the fixed account value. If the owner does not select an option, we will pay the contract value to you under the installment option.

The annuity payout period

When a plan participant reaches his or her retirement date, the owner of the contract may select one of the annuity payout plans outlined below or the owner and IDS Life will mutually agree on other payout arrangements. No withdrawal charges are deducted under the payout plans listed below.

Retirement payouts will be made on a fixed basis. We will make these retirement payouts under a supplemental fixed immediate annuity in the form customarily offered by us at the time of purchase.

Annuity payout plans
The owner may choose any one of these annuity payout plans by giving us written instructions at least 30 days before contract values are to be used to purchase the payout plan.

o Plan A - Life annuity - no refund: Monthly payouts are made until the annuitant's death. Payouts end with the last payout before the annuitant's death; no further payouts will be made.

This means that if the annuitant dies after only one monthly payout has been made, no more payouts will be made.

o Plan B - Life annuity with five, 10 or 15 years certain: Monthly payouts are made for a guaranteed payout period of five, 10 or 15 years that the annuitant elects. This election will determine the length of the payout period to the beneficiary if the annuitant should die before the elected period has expired. The guaranteed payout period is calculated from the retirement date. If the annuitant outlives the elected guaranteed payout period, payouts will continue until the annuitant's death.

o Plan C - Life annuity - installment refund: Monthly payouts are made until the annuitant's death, with our guarantee that payouts will continue for some period of time. Payouts will be made for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.


o Plan D - Joint and last survivor life annuity - no refund: Monthly payouts are made while both the annuitant and a joint annuitant are living. If either annuitant dies, monthly payouts continue at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant.


o Plan E - Payouts for a specified period: Monthly payouts are made for a specific payout period of 10 to 30 years chosen by the annuitant. Payouts will be made only for the number of years specified whether the annuitant is living or not. Depending on the time period selected, it is foreseeable that an annuitant can outlive the payout period selected. In addition, a 10% IRS penalty tax could apply under this payout plan. (See "Taxes.")

Restrictions on payout options:

Since the contract is issued in connection with plans that meet the requirements of code section 401 (including 401(k)) and 457, the payout schedule must meet the applicable requirements of the particular plan and of the code, including the distribution and incidental death benefit requirements. In general, the plan must provide for retirement payouts:

o  over the life of the participant;
o over the joint lives of the participant and a designated beneficiary;
o for a period not exceeding the life expectancy of the participant; or

o for a period not exceeding the joint life expectancies of the participant and a designated beneficiary.

If monthly payouts would be less than $20: We will calculate the amount of monthly payouts at the time the immediate annuity is purchased to provide retirement payouts. If the calculations show that monthly payouts would be less than $20, we have the right to pay the contract value to the owner in a lump sum.

Taxes

Tax treatment of IDS Life and the variable accounts: IDS Life is taxed as a life insurance company under the Code. Although the operations of the variable accounts are accounted for separately from other operations of IDS Life for purposes of federal income taxation, the variable accounts are not taxable as entities separate from IDS Life. Under existing federal income tax laws, the income and capital gains of the variable accounts, to the extent applied to increase reserves under the contracts, are not taxable to IDS Life.

Taxation of annuities in general: Generally, there is no tax to a participant on contributions made by the owner to the contract or on any increases in the value of the contract. However, when distribution to a participant occurs, the distribution will be subject to taxation (except contributions that were made with after-tax dollars).


Penalties: If participants receive amounts from the contract before reaching age 59-1/2, they may have to pay a 10% IRS penalty on the amount includable in their ordinary income. However, this penalty will not apply to any amount received by the participant or designated beneficiary:

o     because of the participant's death;
o because the participant becomes disabled (as defined in the Code);
o if the distribution is part of a series of substantially equal periodic payments after separation from service, made at least annually, over the participant's life or life expectancy (or joint lives or life expectancies of the participant and designated beneficiary);
o if the participant retires under the plan during or after the year he or she attains age 55; or
o     if the payout is a 457 plan distribution.


Other penalties or exceptions may apply if distributions are made from the annuity before your plan specifies that payouts can be made.

Withholding: If the participant receives a distribution, mandatory 20% income tax withholding generally will be imposed at the time the payout is made. Any withholding that is done represents a prepayment of the participant's tax due for the year and the participant will take credit for such amounts when filing an annual tax return. This mandatory withholding will not be imposed if:

o instead of receiving the distribution check, the participant elects to have the distribution rolled over directly to an IRA or another eligible plan;
o the payout is one in a series of substantially equal periodic payouts, made at least annually, over the participant's life or life expectancy (or the joint lives or life expectancies of the participant and designated beneficiary) or over a specified period of 10 years or more;
o     the payout is a minimum distribution required under the Code;
      or
o     the payout is a 457 plan distribution.

Payouts made to a surviving spouse instead of being directly rolled over to an IRA may also be subject to 20% income tax withholding.


If a distribution is made to the participant from a contract offered under a 457 plan (deferred compensation plan of state and local governments and tax-exempt organizations), withholding is computed using payroll methods, depending upon the type of payment.

Elective withholding: If the distribution is not subject to mandatory withholding as described above, the participant can elect not to have any withholding occur. To do this we must be provided with a valid Social Security Number or Taxpayer Identification Number.

If this election is not made and if the payout is part of an annuity payout plan, the amount of withholding generally is computed using payroll tables. Please send us a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as a partial or full withdrawal), withholding is computed using 10% of the taxable portion.

Some states also impose withholding requirements similar to the federal withholding described above. If this should be the case, any payments from which federal withholding is deducted may also have state withholding deducted.

The withholding requirements may differ if payment is being made to a non-U.S. citizen or if the payment is being delivered outside the United States.

Important: Our discussion of federal tax laws is based upon our understanding of these laws as they are currently interpreted. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, please consult a tax advisor regarding any questions about taxation of the annuity contract.

Tax qualification

The contract is intended to qualify as an annuity contract for federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform this contract to any applicable changes in the tax qualification requirements. We will send the owner a copy of any such amendment.

Voting rights

The contract owner or other authorized party with investments in the variable account(s) may vote on important mutual fund policies. We will vote fund shares according to the instructions we receive.

The number of votes is determined by applying the percentage interest in each variable account to the total number of votes allowed to the account.

We calculate votes separately for each account not more than 60 days before a shareholders' meeting. Notice of these meetings, proxy materials and a statement of the number of votes to which the voter is entitled, will be sent.

We will vote shares for which we have not received instructions in the same proportion as the votes for which we have received instructions. We also will vote the shares for which we have voting rights in the same proportion as the votes for which we have received instructions.

Substitution

Shares of any of the underlying funds may not always be available for purchase by the variable accounts, or we may decide that further investment in any such fund's shares is no longer appropriate in view of the purposes of the variable account. In either event, shares of another registered open-end management investment company may be substituted both for fund shares already purchased by the variable account and for purchases to be made in the future. In the event of any substitution pursuant to this provision, we may make appropriate endorsement to the contract and certificates to reflect the substitution.

We reserve the right to split or combine the value of accumulation units. In effecting such change of unit values, strict equity will be preserved and no change will have a material effect on the benefits under the contract or on any other provisions of the contract.

Other contractual provisions

Modification

Upon notice to the owner, the contract may be modified by IDS Life if such modification:
o is necessary to make the contract or the variable accounts comply with any law or regulation issued by a governmental agency to which we or the variable accounts are subject;
o is necessary to assure continued qualification of the contract under the Code or other federal or state laws relating to retirement annuities or annuity contracts;
o     is necessary to reflect a change in the variable accounts; or
o provides additional accumulation options for the variable accounts.

In the event of any such modification, we may make appropriate endorsement to the contract to reflect such modification.

Prohibited investments
While the contract is in force, and prior to any withdrawal or contract termination, the owner will not offer under the plan as a funding vehicle to which future contributions may be made any of the following:

o     guaranteed investment contracts;
o     bank investment contracts;
o     annuity contracts with fixed and/or variable accounts; or
o     funding vehicles providing a guarantee of principal.

IDS Life reserves the right to terminate the contract if one or more of these prohibited investments is offered.

Proof of condition or event
Where any payments under the contract depend on the recipient being alive and/or being a certain age on a given date, or depend on the occurrence of a specific event, IDS Life may require proof satisfactory to it that such a condition has been met prior to making the payment.

Distribution of contracts

IDS Life is the principal underwriter for the contracts. We are registered with the SEC under the Securities Exchange Act of 1934 (1934 Act) as a broker-dealer and are a member of the National Association of Securities Dealers, Inc.

We may enter into distribution agreements with certain broker-dealers registered under the 1934 Act. We will pay a maximum commission of 7% for the sale of a contract. In addition, we may pay a service commission when the owner maintains the contract in force.

Recordkeeper

We provide a contract to fund plans that meet the requirements of Code Sections 401 (including 401(k)) and 457. We do not provide any administrative or recordkeeping services in connection with the Plan. We will rely on information and/or instructions provided by the Plan administrator and/or recordkeeper in order to properly administer the contract. For this reason, any person or entity authorized by the owner to administer recordkeeping services for the Plan and participants must be approved by IDS Life.

Additional information about IDS Life

Selected financial data
The following selected financial data for IDS Life and its subsidiaries should be read in conjunction with the consolidated financial statements and notes.


                                         Years ended Dec. 31, (thousands)

                                         1996          1995          1994          1993          1992

Premiums......................... $   182,921   $   161,530   $   144,640   $   127,245   $   114,379
Net investment income............   1,965,362     1,907,309     1,781,873     1,783,219     1,616,821
Net gain (loss) on investments...        (159)       (4,898)       (4,282)       (6,737)       (3,710)
Other............................     574,341       472,035       384,105       304,344       240,959
                                   ----------    ----------    ----------    ----------    ----------

Total revenues................... $ 2,722,465   $ 2,535,976   $ 2,306,336   $ 2,208,071   $ 1,968,449
                                    =========     =========     =========     =========     =========
Income before income taxes....... $   621,714   $   560,782   $   512,512   $   412,726   $   315,821
                                      =======       =======       =======       =======       =======
Net income....................... $   414,576   $   364,940   $   336,169   $   270,079   $   211,170
                                      =======       =======       =======       =======       =======
Total assets..................... $47,305,981   $42,900,078   $35,747,543   $33,057,753   $27,295,773
                                   ==========    ==========    ==========    ==========    ==========

Management's discussion and analysis of consolidated financial condition and results of operations

Results of operations

1996 compared to 1995:

Consolidated net income increased 14% to $415 million in 1996, compared to $365 million in 1995. Earnings growth resulted primarily from increases in management fees and policyholder and contractholder charges partially offset by a slight decrease in investment margins. These increases reflect higher average insurance and annuities in force during 1996. Investment margins were below prior year levels primarily due to increasing interest credited rates throughout 1996.

Consolidated income before income taxes totaled $622 million in 1996, compared with $561 million in 1995. In 1996, $161 million was from the life, disability income and long-term care insurance segment, compared with $125 million in 1995. In 1996, $461 million was from the annuity segment, compared with $440 million in 1995.

Total premiums received increased to $6.1 billion in 1996, compared with $5.0 billion in 1995. This increase is primarily due to an increase in sales of variable annuities in 1996.

Total revenues increased to $2.7 billion in 1996, compared with $2.5 billion in 1995. The increase is primarily due to increases in net investment income, policyholder and contractholder charges, and management fees. Net investment income, the largest component of revenues, increased from the prior year, reflecting a slight increase in investments owned.

Policyholder and contractholder charges, which consist primarily of cost of insurance charges on universal life-type policies, increased 18% to $303 million in 1996, compared with $256 million in 1995. This increase reflects higher total life insurance in force which grew 13% to $67 billion at December 31, 1996.

Management and other fees increased 26% to $271 million in 1996, compared with $216 million in 1995. This is primarily due to an increase in separate account assets, which grew 24% to $19 billion at December 31, 1996, due to market appreciation and sales. The Company provides investment management services for the mutual funds used as investment options for variable annuities and variable life insurance. The Company also receives a mortality and expense risk fee from the separate accounts.

Total benefits and expenses increased slightly to $2.1 billion in 1996. The largest component of expenses, interest credited to policyholder accounts for universal life-type insurance and investment contracts, increased to $1.4 billion. This was due to higher aggregate amounts in force and an increase in average interest credited rates.

1995 compared to 1994:

Consolidated net income increased 8.6% to $365 million in 1995, compared to $336 million in 1994. Earnings growth resulted primarily from increases in management fees and policyholder and contractholder charges partially offset by a slight decrease in investment margins. These increases reflect higher average insurance and annuities in force during 1995. Investment margins were below prior year levels primarily due to higher interest credited rates during the first two quarters of 1995.

Consolidated income before income taxes totaled $561 million in 1995, compared with $513 million in 1994. In 1995, $125 million was from the life, disability income, health and long-term care insurance segment, compared with $123 million in 1994. In 1995, $440 million was from the annuity segment, compared with $394 million in 1994. There was a $4.9 million net realized loss on investments in 1995, compared with a net realized loss on investments of $4.3 million in 1994.

Total premiums received decreased to $5.0 billion in 1995, compared with $5.7 billion in 1994. This decrease is primarily due to a decrease in sales of variable annuities, reflecting very strong sales of variable products during 1994.

Total revenues increased to $2.5 billion in 1995, compared with $2.3 billion in 1994. The increase is primarily due to increases in net investment income, policyholder and contractholder charges, and management fees. Net investment income, the largest component of revenues, increased from the prior year, reflecting an increase in investments owned.

Policyholder and contractholder charges, which consist primarily of cost of insurance charges on universal life-type policies, increased 16% to $256 million in 1995, compared with $220 million in 1994. This increase reflects higher total life insurance in force which grew 13% to $59.4 billion at December 31, 1995.

Management and other fees increased 32% to $216 million in 1995, compared with $164 million in 1994. This is primarily due to an increase in separate account assets, which grew 38% to $15 billion at December 31, 1995, due to market appreciation and sales. The Company provides investment management services for the mutual funds used as investment options for variable annuities and variable life insurance. The Company also receives a mortality and expense risk fee from the separate accounts.

Total benefits and expenses increased to $2.0 billion in 1995. The largest component of expenses, interest credited to policyholder accounts for universal life-type insurance and investment contracts, increased to $1.3 billion. This was due to higher aggregate amounts in force and an increase in average interest credited rates.


Risk management

The Company primarily invests in fixed income securities over a broad range of maturities for the purpose of providing fixed annuity clients with a competitive rate of return on their investments while minimizing risk, and to provide a dependable and targeted spread between the interest rate earned on investments and the interest rate credited to clients' accounts. The Company does not invest in securities to generate trading profits.

The Company has an investment committee that holds regularly scheduled meetings and, when necessary, special meetings. At these meetings, the committee reviews models projecting different interest rate scenarios and their impact on profitability. The objective of the committee is to structure the investment security portfolio based upon the type and behavior of products in the liability portfolio so as to achieve targeted levels of profitability.


Rates credited to clients' accounts are generally reset at shorter intervals than the maturity of underlying investments. Therefore, margins may be negatively impacted by increases in the general level of interest rates. Part of the committee's strategy includes the purchase of some types of derivatives, such as interest rate caps and swaps, for hedging purposes. These derivatives protect margins by increasing investment returns if there is a sudden and severe rise in interest rates, thereby mitigating the impact of an increase in rates credited to clients' accounts.

Liquidity and Capital Resources

The liquidity requirements of the Company are met by funds provided from operations and investment activity. The primary components of the funds provided are premiums, investment income, proceeds from sales of investments as well as maturities and periodic repayments of investment principal.

The primary uses of funds are policy benefits, commissions and operating expenses, policy loans, dividends and investment purchases.

The Company has available lines of credit with two banks and its parent aggregating $175 million, of which $100 million is with its parent. The $25,000 line of credit with one bank expired on Dec. 31, 1996 and the Company did not seek renewal. The $50,000 line of credit with the other bank expires on June 30, 1997 and the Company expects to seek renewal. The lines of credit are used strictly as short-term sources of funds. Borrowings outstanding under the agreements were $nil at Dec. 31, 1996. At Dec. 31, 1996, outstanding reverse repurchase agreements totaled $17 million.

At Dec. 31, 1996, investments in fixed maturities comprised 86% of the Company's total invested assets. Of the fixed maturity portfolio, approximately 42% is invested in GNMA, FNMA and FHLMC mortgage-backed securities which are considered AAA/Aaa quality.

At Dec. 31, 1996, approximately 9.6% of the Company's investments in fixed maturities were below investment grade bonds. These investments may be subject to a higher degree of risk than the high-rated issues because of the borrower's generally greater sensitivity to adverse economic conditions, such as recession or increasing interest rates, and in certain instances, the lack of an active secondary market. Expected returns on below investment grade bonds reflect consideration of such factors. The Company has identified those fixed maturities for which a decline in fair value is determined to be other than temporary, and has written them down to fair value with a charge to earnings.

At Dec. 31, 1996, net unrealized appreciation on fixed maturities held to maturity included $380 million of gross unrealized appreciation and $94 million of gross unrealized depreciation. Net unrealized appreciation on fixed maturities available for sale included $231 million of gross unrealized appreciation and $93 million of gross unrealized depreciation.

At Dec. 31, 1996, the Company had an allowance for losses for mortgage loans totaling $37 million and for real estate investments totaling $4 million.

The economy and other factors have caused an increase in the number of insurance companies that are under regulatory supervision. This circumstance has resulted in an increase in assessments by state guaranty associations to cover losses to policyholders of insolvent or rehabilitated companies. Some assessments can be partially recovered through a reduction in future premium taxes in certain states. The Company established an asset for guaranty association assessments paid to those states allowing a reduction in future premium taxes over a reasonable period of time. The asset is being amortized as premium taxes are reduced. The Company has also estimated the potential effect of future assessments on the Company's financial position and results of operations and has established a reserve for such potential assessments.

In the first quarter of 1997, the Company paid a $45 million dividend to its parent. In 1996, dividends paid to its parent were $165 million.

The National Association of Insurance Commissioners has established risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to a company's actual total adjusted capital. The computation involves applying factors to various statutory financial data to address four primary risks: asset default, adverse insurance experience, interest rate risk and external events. These standards provide for regulatory attention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. As of Dec. 31, 1996, the Company's total adjusted capital was well in excess of the levels requiring regulatory attention.

Segment information

The Company's operations consist of two business segments: Individual and group life, disability income and long-term care insurance; and fixed and variable annuity products designed for individuals, pension plans, small businesses and employer-sponsored groups. The Company is not dependent upon any single customer and no single customer accounted for more than 10% of revenue in 1996, 1995 or 1994. Additionally, no single distributor accounted for more than 10% of premiums received in 1996, 1995, or 1994. (See Note 10, Segment information, in the "Notes to Consolidated Financial Statements".)

Reinsurance

Reinsurance arrangements are used to reduce exposure to large losses. The maximum amount of risk retained by IDS Life on any one life is $750,000 of life and waiver of premium benefits plus $50,000 of accidental death benefits. The excesses are reinsured with other life insurance companies. At Dec. 31, 1996, traditional life and universal life-type insurance in force aggregated $67.2 billion, of which $3.9 billion was reinsured.

Reserves

In accordance with the insurance laws and regulations under which IDS Life operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life and health insurance policies and annuity contracts. Reserves for policies and contracts are based on mortality and morbidity tables in general use in the United States. These reserves are computed amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at assumed rates, will be sufficient to meet IDS Life's policy obligations at their maturities or in the event of an insured's death. In the accompanying financial statements, these reserves are determined in accordance with generally accepted accounting principles. (See Note 1, "Liabilities for future policy benefits," in the "Notes to Consolidated Financial Statements.")

Investments


Of IDS Life's consolidated total investments of $25.6 billion at Dec. 31, 1996, 36% was invested in mortgage-backed securities, 47% in corporate and other bonds, 14% in primary mortgage loans on real estate, 2% in policy loans and the remaining 1% in other investments.


Competition


IDS Life is engaged in a business that is highly competitive due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are over 1,748 stock, mutual and other types of insurers in the life insurance business. Best's Insurance Reports, Life-Health edition, 1996, assigned IDS Life one of its highest classifications, A+ (Superior).


Employees


As of Dec. 31, 1996, IDS Life and its subsidiaries had 266 employees; including 209 employed at the corporate office in Minneapolis, MN, 8 employed at the American Centurion Life Assurance Company, located in Albany, NY and 49 employed at IDS Life Insurance Company of New York, located in Albany, NY.


Properties


IDS Life occupies office space in Minneapolis, MN, which is rented by its parent, AEFC. IDS Life reimburses AEFC for rent based on direct and indirect allocation methods. Facilities occupied by IDS Life and our subsidiaries are believed to be adequate for the purposes for which they are used and are well maintained.

State Regulation

IDS Life is subject to the laws of the State of Minnesota governing insurance companies and to the regulations of the Minnesota Department of Commerce. An annual statement in the prescribed form is filed with the Minnesota Department of Commerce each year covering our operation for the preceding year and its financial condition at the end of such year. Regulation by the Minnesota Department of Commerce includes periodic examination to determine IDS Life's contract liabilities and reserves so that the Minnesota Department of Commerce may certify that these items are correct. The Company's books and accounts are subject to review by the Minnesota Department of Commerce at all times. Such regulation does not, however, involve any supervision of the account's management or the company's investment practices or policies. In addition, IDS Life is subject to regulation under the insurance laws of other jurisdictions in which it operates. A full examination of IDS Life's operations is conducted periodically by the National Association of Insurance Commissioners.

Under insurance guaranty fund laws, in most states, insurers doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Most of these laws do provide however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

Directors and executive officers*

The directors and principal executive officers of IDS Life and the principal occupation of each during the last five years is as follows:


Directors


David R. Hubers
Born in 1943

Director since September 1989; president and chief executive officer, AEFC, since August 1993, and director since January 1984. Senior vice president, Finance and chief financial officer, AEFC, from January 1984 to August 1993.

Richard W. Kling
Born in 1940


Director since February 1984; president since March 1994. Executive vice president, Marketing and Products from January 1988 to March 1994. Senior vice president, AEFC, since May 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers and president of IDS Life Variable Annuity Funds A and B.

Paul F. Kolkman
Born in 1946

Director since May 1984; executive vice president since March 1994; vice president, Finance from May 1984 to March 1994; vice president, AEFC, since January 1987. Vice president and chief actuary of IDS Life Series Fund, Inc.

James A. Mitchell
Born in 1941

Chairman of the board since March 1994; director since July 1984; chief executive officer since November 1986; president from July 1984 to March 1994; executive vice president, AEFC, since March 1994; director, AEFC, since July 1984; senior vice president, AEFC, from July 1984 to March 1994.

Barry J. Murphy
Born in 1951

Director and executive vice president, Client Service, since March 1994; senior vice president, AEFC, since May 1994; senior vice president, Travel Related Services (TRS), a subsidiary of American Express Company, from July 1992 to April 1994; vice president, TRS, from November 1989 to July 1992.

Stuart A. Sedlacek
Born in 1957

Director and executive vice president, Assured Assets since March 1994; vice president, AEFC, since September 1988.

Melinda S. Urion
Born in 1953


Director and controller since September 1991; executive vice president since March 1994; vice president and treasurer from September 1991 to March 1994; senior vice president, chief financial officer and director, AEFC, since November 1995; corporate controller, AEFC, from April 1994 to November 1995; vice president, AEFC, from September 1991 to November 1995; chief accounting officer, AEFC, from July 1988 to September 1991.


Officers other than directors


Morris Goodwin Jr.
Born in 1951


Vice president and treasurer since March 1994; vice president and corporate treasurer, AEFC, since July 1989. Vice president and treasurer of IDS Life Series Fund, Inc. and IDS Life Variable Annuity Funds A & B.

William A. Stoltzmann
Born in 1948


Vice president, general counsel and secretary since 1989; vice president and assistant general counsel, AEFC, since November 1985.


*The address for all of the directors and principal officers is:
IDS Tower 10, Minneapolis, MN  55440-0010.

Executive compensation


Executive officers of IDS Life also may serve one or more affiliated companies. The following table reflects cash compensation paid to the five most highly compensated executive officers as a group for services rendered in 1996 to IDS Life and its affiliates. The table also shows the total cash compensation paid to all executive officers of IDS Life, as a group, who were executive officers at any time during 1996.

Name of individual                                     Cash
or number in group           Position held             compensation
-------------------------------------------------------------------
Five most highly
compensated
executive officers
as a group:                                            $3,448,681


James A. Mitchell            Chairman of the
                             Board and Chief
                             Exec. Officer

Richard W. Kling             President

Stuart A. Sedlacek           Exec. Vice President,
                             Assured Assets

Lorraine R. Hart             Vice President,
                             Investments

Barry J. Murphy              Executive Vice President,
                             Client Service



All executive officers
as a group (10)                                        $4,923,385
-------------------------------------------------------------------


Security ownership of management


IDS Life's directors and officers do not beneficially own any outstanding shares of stock of the company. All of the outstanding shares of stock of IDS Life are beneficially owned by its parent, AEFC. The percentage of shares of AEFC owned by any director, and by all directors and officers of IDS Life as a group, does not exceed 1% of the class outstanding.

Legal proceedings and opinion


A number of lawsuits have been filed against life and health insurers in jurisdictions in which IDS Life does business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. IDS Life, like other life and health insurers, from time to time is involved in such litigation. On December 13, 1996, an action of this nature was commenced in Minnesota state court. The plaintiffs purport to represent a class consisting of all persons who replaced existing IDS Life policies with new IDS Life Policies from and after January 1, 1985. Plaintiffs seek damages in an unspecified amount and also seek to establish a claims resolution facility for the determination of individual issues. IDS Life filed an answer to the Complaint of February 18, 1997. A similar action involving the replacement of existing IDS Life insurance policies and annuity contracts was filed in the same court on March 21, 1997.


IDS Life believes it has meritorious defenses to these and other actions arising in connection with the conduct of its business activities and intends to defend them vigorously. IDS Life believes that it is not party to, nor are any of its properties the subject of, any pending legal proceedings which would have a material adverse effect on its consolidated financial condition.


Legal  matters in  connection  with federal laws and  regulations  affecting the issue and sale of the contracts described in this prospectus and the organization of IDS Life, its authority to issue contracts under Minnesota law and the validity of the forms of the contracts under Minnesota law have been passed on by the general counsel of IDS Life.


Experts


The consolidated financial statements of IDS Life Insurance Company at Dec. 31, 1996 and 1995, and for each of the three years in the period ended Dec. 31, 1996, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Appendix

1.  Assume:  contract effective date of October 1, 1993
             contract termination date of July 1, 1998
             contract year at termination is 5

         Purchase     Initial     Current        Accumulation
Year     Payments      Rate        Rate         Account Value
-----------------------------------------------------------------
1         $10,000       6.50%      6.25%           $12,560
2           8,000       6.00       6.25              9,870
3          12,000       6.25       6.25             13,960
4          15,000       7.50       6.75             16,660
5          20,000       6.50       6.50             20,640
-----------------------------------------------------------------

Total Accumulation Account Value        =  $73,690
Withdrawal Charge = .03 x 73,690        =    2,211
Fixed Account Value = 73,690 - 2,211    =   71,479

Weighted Average Interest Rate          =   6.433%
Interest Rate on New Purchase Payments  =   6.750

MVA = $71,479 x (.06433 - .06750) x 5.0 =  $(1,132.94)

Market Value = 71,479 - 1,132.94        =   70,346.06

2.  Assume:  contract effective date of January 15, 1994
             contract termination date of September 20, 1996
             contract year at termination is 3

         Purchase     Initial     Current        Accumulation
Year     Payments      Rate        Rate         Account Value
-----------------------------------------------------------------
1         $15,000       7.00%      6.25%           $17,710
2          20,000       6.50       6.00             22,140
3          25,000       5.50       5.50             25,910
-----------------------------------------------------------------

Total Accumulation Account Value       =  $65,760
Withdrawal Charge = .05 x 65,760       =    3,288
Fixed Account Value = 65,760 - 3,288   =   62,472

Weighted Average Interest Rate         =   5.870%
Interest Rate on New Purchase Payments =   5.250

MVA = $62,472 x (.05870 - .05250) x 6  =  $2,323.96

Market Value = 62,472 + 2,323.96       =   64,795.96

IDS Life Financial Information


The financial statements shown below are those of the insurance company and not those of any other entity. They are included in the prospectus for the purpose of informing the investor as to the financial condition of the insurance company and its ability to carry out its obligations under its variable contracts.


                           IDS LIFE INSURANCE COMPANY
                           CONSOLIDATED BALANCE SHEETS


                                                        Dec. 31,       Dec. 31,
ASSETS                                                    1996           1995
------                                                    ----        ---------
                                                             (thousands)

Investments:
Fixed maturities:
Held to maturity, at amortized cost (Fair value:
1996, $10,521,650; 1995, $11,878,377) ..............   $10,236,379   $11,257,591
Available for sale, at fair value (Amortized cost:
1996, $11,008,622; 1995, $10,146,136) ..............    11,146,845    10,516,212
Mortgage loans on real estate ......................     3,493,364     2,945,495
Policy loans .......................................       459,902       424,019
Other investments ..................................       251,465       146,894

Total investments ..................................    25,587,955    25,290,211

Cash and cash equivalents ..........................       224,603        72,147
Amounts recoverable from reinsurers ................       157,722       114,387
Amounts due from brokers ...........................        11,047            --
Other accounts receivable ..........................        44,089        39,108
Accrued investment income ..........................       343,313       348,008
Deferred policy acquisition costs ..................     2,330,805     2,025,725
Deferred income taxes ..............................        33,923            --
Other assets .......................................        37,364        36,410
Separate account assets ............................    18,535,160    14,974,082

Total assets .......................................   $47,305,981   $42,900,078
                                                       ===========   ===========

                           IDS LIFE INSURANCE COMPANY
                     CONSOLIDATED BALANCE SHEETS (continued)


                                                       Dec. 31,        Dec. 31
LIABILITIES AND STOCKHOLDER'S EQUITY                    1996             1995
------------------------------------                    ----             ----
                                                             (thousands)


Liabilities:
Future policy benefits:
Fixed annuities ....................................   $21,838,008   $21,404,836
Universal life-type insurance ......................     3,177,149     3,076,847
Traditional life insurance .........................       209,685       209,249
Disability income and long-term care insurance .....       424,200       327,157

Policy claims and other
policyholders' funds ...............................        83,634        56,323
Deferred income taxes ..............................          --         112,904
Amounts due to brokers .............................       261,987       121,618
Other liabilities ..................................       332,078       285,354
Separate account liabilities .......................    18,535,160    14,974,082

Total liabilities ..................................    44,861,901    40,568,370

Stockholder's equity:
Capital stock, $30 par value per share;
100,000 shares authorized, issued and outstanding ..         3,000         3,000
Additional paid-in capital .........................       283,615       278,814
Net unrealized gain on investments .................        86,102       230,129
Retained earnings ..................................     2,071,363     1,819,765

Total stockholder's equity .........................     2,444,080     2,331,708

Total liabilities and stockholder's equity .........   $47,305,981   $42,900,078
                                                       ===========   ===========

Commitments and contingencies (Note 6)

See accompanying notes to consolidated financial statements.

                                              IDS LIFE INSURANCE COMPANY
                                           CONSOLIDATED STATEMENTS OF INCOME

                                                                   Years ended Dec. 31,
                                                       1996               1995                1994
                                                       ----               ----                ----
                                                                      (thousands)
Revenues:
Premiums:
Traditional life insurance                        $    51,403         $   50,193          $   48,184
Disability income and long-term care insurance        131,518            111,337              96,456

Total premiums                                        182,921            161,530             144,640

Policyholder and contractholder charges               302,999            256,454             219,936
Management and other fees                             271,342            215,581             164,169
Net investment income                               1,965,362          1,907,309           1,781,873
Net realized loss on investments                         (159)            (4,898)             (4,282)

Total revenues                                      2,722,465          2,535,976           2,306,336

Benefits and expenses:
Death and other benefits:
Traditional life insurance                             26,919             29,528              28,263
Universal life-type insurance
and investment contracts                               85,017             71,691              52,027
Disability income and
long-term care insurance                               19,185             16,259              13,393

Increase (decrease) in liabilities for future policy benefits:
Traditional life insurance                              1,859             (1,315)             (3,229)
Disability income and
long-term care insurance                               57,230             51,279              37,912

Interest credited on universal life-type
insurance and investment contracts                  1,370,468          1,315,989           1,174,985
Amortization of deferred policy acquisition costs     278,605            280,121             280,372
Other insurance and operating expenses                261,468            211,642             210,101

Total benefits and expenses                         2,100,751          1,975,194           1,793,824

Income before income taxes                            621,714            560,782             512,512

Income taxes                                         207,138            195,842             176,343

Net income                                         $  414,576         $  364,940          $  336,169
                                                   ==========         ==========          ==========

See accompanying notes to consolidated financial statements.

                                               IDS LIFE INSURANCE COMPANY
                                  CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                             Three years ended Dec. 31, 1996
                                                       (thousands)

                                                            Additional    Net Unrealized
                                              Capital           Paid-In     Gain (Loss) on     Retained
                                               Stock            Capital       Investments      Earnings            Total
                                               -----            -------       -----------      --------            -----
Balance, Dec. 31, 1993                         $3,000         $ 222,000     $      114        $1,468,230       $1,693,344
Initial adoption of SFAS No. 115                   --                --        181,269                --          181,269
Net income                                         --                --             --           336,169          336,169
Change in net unrealized
gain (loss) on  investments                        --                --       (457,091)               --         (457,091)
Cash dividends                                     --                --             --          (165,000)        (165,000)

Balance, Dec. 31, 1994                          3,000           222,000       (275,708)        1,639,399        1,588,691
Net income                                         --                --             --           364,940          364,940
Change in net unrealized
gain (loss) on investments                         --                --        505,837                --          505,837
Capital contribution from parent                   --            56,814             --                --           56,814
Loss on reinsurance transaction
with affiliate                                     --                --             --            (4,574)          (4,574)
Cash dividends                                     --                --             --          (180,000)        (180,000)

Balance, Dec. 31, 1995                          3,000           278,814        230,129         1,819,765        2,331,708
Net income                                         --                --             --           414,576          414,576
Change in net unrealized
gain (loss) on investments                         --                --       (144,027)               --         (144,027)
Capital contribution from parent                   --             4,801             --                --            4,801
Other changes                                      --                --             --             2,022            2,022
Cash dividends                                     --                --             --          (165,000)        (165,000)

Balance, Dec. 31, 1996                         $3,000          $283,615       $ 86,102        $2,071,363       $2,444,080
                                                =====           =======         ======          ========         ========

See accompanying notes to consolidated financial statements.

                                                   IDS LIFE INSURANCE COMPANY
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       Years ended Dec. 31,
                                                            1996               1995                1994
                                                            ----               ----                ----
                                                                            (thousands)
Cash flows from operating activities:
Net income                                               $ 414,576          $ 364,940           $ 336,169
Adjustments to reconcile net income to
net cash (used in) provided by operating activities:
Policy loan issuance, excluding universal
life-type insurance                                        (49,314)           (46,011)            (37,110)
Policy loan repayment, excluding universal
life-type insurance                                         41,179             36,416              33,384
Change in amounts recoverable from reinsurers              (43,335)           (34,083)            (25,006)
Change in other accounts receivable                         (4,981)            12,231             (28,551)
Change in accrued investment income                          4,695            (30,498)            (10,333)
Change in deferred policy acquisition
costs, net                                                (294,755)          (196,963)           (192,768)
Change in liabilities for future policy
benefits for traditional life,
disability income and
long-term care insurance                                    97,479             85,575              55,354
Change in policy claims and other
policyholders' funds                                        27,311              6,255               5,552
Change in deferred income taxes                            (65,609)           (33,810)            (19,176)
Change in other liabilities                                 46,724             (6,548)               (122)
(Accretion of discount)
amortization of premium, net                               (23,032)           (22,528)             30,921
Net realized loss on investments                               159              4,898               4,282
Policyholder and contractholder
charges, non-cash                                         (154,286)          (140,506)           (126,918)
Other, net                                                 (10,816)             3,849              (8,709)

Net cash (used in) provided by operating
activities                                               $ (14,005)         $   3,217           $  16,969

                                              IDS LIFE INSURANCE COMPANY
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)


                                                                         Years ended Dec. 31,
                                                            1996               1995                1994
                                                                            (thousands)
Cash flows from investing activities:
Fixed maturities held to maturity:
Purchases                                             $    (43,751)      $ (1,007,208)         $ (879,740)
Maturities, sinking fund payments and calls                759,248            538,219           1,651,762
Sales                                                      279,506            332,154              58,001
Fixed maturities available for sale:
Purchases                                               (2,299,198)        (2,452,181)         (2,763,278)
Maturities, sinking fund payments and calls              1,270,240            861,545           1,234,401
Sales                                                      238,905            136,825             374,564
Other investments, excluding policy loans:
Purchases                                                 (904,536)          (823,131)           (634,807)
Sales                                                      236,912            160,521             243,862
Change in amounts due from brokers                         (11,047)             7,933              (2,214)
Change in amounts due to brokers                           140,369           (105,119)           (124,749)

Net cash used in investing activities                     (333,352)        (2,350,442)           (842,198)

Cash flows from financing activities:
Activity related to universal life-type insurance
and investment contracts:
Considerations received                                  3,567,586          4,189,525           3,566,814
Surrenders and death benefits                           (4,250,294)        (3,141,404)         (3,602,392)
Interest credited to account balances                    1,370,468          1,315,989           1,174,985
Universal life-type insurance policy loans:
Issuance                                                   (86,501)           (84,700)            (78,239)
Repayment                                                   58,753             52,188              50,554
Capital contribution from parent                             4,801                 --                  --
Cash dividends to parent                                  (165,000)          (180,000)           (165,000)

Net cash provided by financing activities                  499,813          2,151,598             946,722

Net increase (decrease) in cash and
cash equivalents                                           152,456           (195,627)            121,493

Cash and cash equivalents at
beginning of year                                           72,147            267,774             146,281

Cash and cash equivalents at
end of year                                          $     224,603        $    72,147         $   267,774
                                                         =========           ========            ========

See accompanying notes to consolidated financial statements.

                           IDS LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  ($ thousands)

1. Summary of significant accounting policies

   Nature of business

   IDS Life Insurance Company (the Company) is a stock life insurance company organized under the laws of the State of Minnesota. The Company is a wholly owned subsidiary of American Express Financial Corporation, which is a wholly owned subsidiary of American Express Company. The Company serves residents of all states except New York. IDS Life Insurance Company of New York is a wholly owned subsidiary of the Company and serves New York State residents. The Company also wholly owns American Enterprise Life Insurance Company, American Centurion Life Assurance Company (ACLAC) and American Partners Life Insurance Company.

   The Company's principal products are deferred annuities and universal life insurance, which are issued primarily to individuals. It offers single premium and flexible premium deferred annuities on both a fixed and variable dollar basis. Immediate annuities are offered as well. The Company's insurance products include universal life (fixed and variable), whole life, single premium life and term products (including waiver of premium and accidental death benefits). The Company also markets disability income and long-term care insurance.

   Basis of presentation

   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

   The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which vary in certain respects from reporting practices prescribed or permitted by state insurance regulatory authorities.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Investments

   Fixed maturities that the Company has both the positive intent and the ability to hold to maturity are classified as held to maturity and carried at amortized cost. All other fixed maturities and all marketable equity securities are classified as available for sale and carried at fair value. Unrealized gains and losses on securities classified as available for sale are carried as a separate component of stockholder's equity, net of deferred taxes.

   Realized investment gain or loss is determined on an identified cost basis.

   Prepayments are anticipated on certain investments in mortgage-backed securities in determining the constant effective yield used to recognize interest income. Prepayment estimates are based on information received from brokers who deal in mortgage-backed securities.

   Mortgage loans on real estate are carried at amortized cost less reserves for mortgage loan losses. The estimated fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities.

   Impairment of mortgage loans is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in a reserve for mortgage loan losses. The reserve for mortgage loans losses is maintained at a level that management believes is adequate to absorb estimated losses in the portfolio. The level of the reserve account is determined based on several factors, including historical experience, expected future principal and interest payments, estimated collateral values, and current and anticipated economic and political conditions. Management regularly evaluates the adequacy of the reserve for mortgage loan losses.

   The Company generally stops accruing interest on mortgage loans for which interest payments are delinquent more than three months. Based on management's judgement as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

   The cost of interest rate caps and floors is amortized to investment income over the life of the contracts and payments received as a result of these agreements are recorded as investment income when realized. The amortized cost of interest rate caps and floors is included in other investments. Amounts paid or received under interest rate swap agreements are recognized as an adjustment to investment income.

   Policy loans are carried at the aggregate of the unpaid loan balances which do not exceed the cash surrender values of the related policies.

   When evidence indicates a decline, which is other than temporary, in the underlying value or earning power of individual investments, such investments are written down to the fair value by a charge to income.

   Statements of cash flows

   The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost which approximates fair value.

   Supplementary information to the consolidated statements of cash flows for the years ended Dec. 31 is summarized as follows:

                                         1996         1995          1994
                                      ---------      --------      -----
     Cash paid during the year for:
       Income taxes                    $317,283     $191,011     $226,365
       Interest on borrowings             4,119        5,524        1,553

   Recognition of profits on annuity contracts and insurance policies

   Profits on fixed deferred annuities are recognized by the Company over the lives of the contracts, using primarily the interest method. Profits represent the excess of investment income earned from investment of contract considerations over interest credited to contract owners and other expenses.

   The retrospective deposit method is used in accounting for universal life-type insurance. This method recognizes profits over the lives of the policies in proportion to the estimated gross profits expected to be realized.

   Premiums on traditional life, disability income and long-term care insurance policies are recognized as revenue when due, and related benefits and expenses are associated with premium revenue in a manner that results in recognition of profits over the lives of the insurance policies. This association is accomplished by means of the provision for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

   Policyholder and contractholder charges include the monthly cost of insurance charges and issue and administrative fees. These charges also include the minimum death benefit guarantee fees received from the variable life insurance separate accounts. Management and other fees include investment management fees and mortality and expense risk fees from the variable annuity and variable life insurance separate accounts and underlying funds.

   Deferred policy acquisition costs

   The costs of acquiring new business, principally sales compensation, policy issue costs, underwriting and certain sales expenses, have been deferred on insurance and annuity contracts. The deferred acquisition costs for most single premium deferred annuities and installment annuities are amortized in relation to surrender charge revenue and a portion of the excess of investment income earned from investment of the contract considerations over the interest credited to contract owners. The costs for universal life-type insurance and certain installment annuities are amortized as a percentage of the estimated gross profits expected to be realized on the policies. For traditional life, disability income and long-term care insurance policies, the costs are amortized over an appropriate period in proportion to premium revenue.

   Liabilities for future policy benefits

   Liabilities for universal life-type insurance, single premium deferred annuities and installment annuities are accumulation values.

   Liabilities for fixed annuities in a benefit status are based on the Progressive Annuity Table with interest at 5 percent, the 1971 Individual Annuity Table with interest at 7 percent or 8.25 percent, or the 1983a Table with various interest rates ranging from 5.5 percent to 9.5 percent, depending on year of issue.

   Liabilities for future benefits on traditional life insurance are based on the net level premium method and anticipated rates of mortality, policy persistency and interest earnings. Anticipated mortality rates generally approximate the 1955-1960 Select and Ultimate Basic Table for policies issued prior to 1980, the 1965-1970 Select and Ultimate Basic Table for policies issued from 1981-1984 and the 1975-1980 Select and Ultimate Basic Table for policies issued after 1984. Anticipated policy persistency rates vary by policy form, issue age and policy duration with persistency on cash value plans generally anticipated to be better than persistency on term insurance plans. Anticipated interest rates are 4% for policies issued before 1974, 5.25% for policies issued from 1974-1980, and range from 10% to 6% depending on policy form, issue year and policy duration for policies issued after 1980.

   Liabilities for future disability income policy benefits include both policy reserves and claim reserves. Policy reserves are based on the net level premium method and anticipated rates of morbidity, mortality, policy persistency and interest earnings. Anticipated morbidity rates are based on the 1964 Commissioners Disability Table for policies issued before 1996 and the 1985 CIDA table for policies issued in 1996. Anticipated mortality rates are based on the 1958 Commissioners Standard Ordinary Table for policies issued before 1996 and the 1975-1980 Basic Table for policies issued in 1996. Anticipated policy persistency rates vary by policy form, occupation class, issue age and policy duration. Anticipated interest rates are 3% for policies issued before 1996 and grade from 7.5% to 5% over five years for policies issued in 1996. Claim reserves are calculated on the basis of anticipated rates of claim continuance and interest earnings. Anticipated claim continuance rates are based on the 1964 Commissioners Disability Table for claims incurred before 1993 and the 1985 CIDA Table for claims incurred after 1992. Anticipated interest rates are 8% for claims incurred prior to 1992, 7% for claims incurred in 1992 and 6% for claims incurred after 1992.

   Liabilities for future long-term care policy benefits include both policy reserves and claim reserves. Policy reserves are based on the net level premium method and anticipated rates of morbidity, mortality, policy persistency and interest earnings. Anticipated morbidity rates are based on the 1985 National Nursing Home Survey. Anticipated mortality rates are based on the 1983a Table. Anticipated policy persistency rates vary by policy form, issue age and policy duration. Anticipated interest rates are 9.5% grading to 7% over 10 years for policies issued from 1989-1992 and 7.75% grading to 7% over 4 years for policies issued after 1992. Claim reserves are calculated on the basis of anticipated rates of claim continuance and interest earnings. Anticipated claim continuance rates are based on the 1985 National Nursing Home Survey. Anticipated interest rates are 8% for claims incurred prior to 1992, 7% claims incurred in 1992 and 6% for claims incurred after 1992.

   Reinsurance

   The maximum amount of life insurance risk retained by the Company on any one life is $750 of life and waiver of premium benefits plus $50 of accidental death benefits. The maximum amount of disability income risk retained by the Company on any one life is $6 of monthly benefit for benefit periods longer than three years. The excesses are reinsured with other life insurance companies on a yearly renewable term basis. Graded premium whole life and long-term care policies are primarily reinsured on a coinsurance basis.

   Federal income taxes

   The Company's taxable income is included in the consolidated federal income tax return of American Express Company. The Company provides for income taxes on a separate return basis, except that, under an agreement between American Express Financial Corporation and American Express Company, tax benefit is recognized for losses to the extent they can be used on the consolidated tax return. It is the policy of American Express Financial Corporation to reimburse subsidiaries for all tax benefits.

   Included  in other  liabilities  at Dec.  31,  1996 and 1995 are  $33,358 and
   ($13,415),  respectively,   receivable  from/(payable  to)  American  Express
   Financial Corporation for federal income taxes.

   Separate account business

   The separate account assets and liabilities represent funds held for the exclusive benefit of the variable annuity and variable life insurance contract owners.

   The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and the beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate accounts for such actuarial adjustments for variable annuities that are in the benefit payment period. For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue payable at the initial level regardless of investment performance so long as minimum premium payments are made.

   Accounting changes

   The Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was effective Jan. 1, 1996. The new rule did not have a material impact on the Company's results of operations or financial condition. The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The effect of adopting the new rule was to increase stockholder's equity by $181,269, net of tax, as of Jan. 1, 1994, but the adoption had no impact on the Company's net income.

   Reclassification

   Certain 1995 and 1994 amounts have been reclassified to conform to the 1996 presentation.

2. Investments

   Fair values of investments in fixed maturities represent quoted market prices and estimated values when quoted prices are not available. Estimated values are determined by established procedures involving, among other things, review of market indices, price levels of current offerings of comparable issues, price estimates and market data from independent brokers and financial files.

   Net realized gain (loss) on investments for the years ended Dec. 31 is summarized as follows:

                                          1996           1995            1994
                                       --------        --------        --------

   Fixed maturities ............       $  8,736        $  9,973        $ (1,575)
   Mortgage loans ..............         (8,745)        (13,259)         (3,013)
   Other investments ...........           (150)         (1,612)            306
                                       --------        --------        --------
                                       $   (159)       $ (4,898)       $ (4,282)
                                       ========        ========        ========

   Changes in net unrealized appreciation (depreciation) of investments for the years ended Dec. 31 are summarized as follows:

                                         1996          1995            1994
                                     ----------    ------------     -----------
   Fixed maturities:
      Held to maturity .......     $  (335,515)     $ 1,195,847     $(1,329,740)
      Available for sale .....        (231,853)         811,649        (720,449)
   Equity securities .........             (52)           3,118          (2,917)

   The amortized cost, gross unrealized gains and losses and fair values of investments in fixed maturities and equity securities at Dec. 31, 1996 are as follows:

                                                    Gross       Gross
                                        Amortized  Unrealized  Unrealized   Fair
   Held to maturity                         Cost      Gains     Losses      Value
   ----------------                         ----      -----     ------      -----
   U.S. Government agency obligations    $ 44,002    $   933  $  1,276     $ 43,659
   State and municipal obligations          9,685        412        --       10,097
   Corporate bonds and obligations      8,057,997    356,687    47,639    8,367,045
   Mortgage-backed securities           2,124,695     21,577    45,423    2,100,849
                                     ------------  ---------   ------- ------------
                                      $10,236,379   $379,609   $94,338  $10,521,650
                                      ===========   ========   =======  ===========

                                                      Gross       Gross
                                       Amortized  Unrealized  Unrealized       Fair
   Available for sale                       Cost      Gains      Losses        Value
   ------------------                       ----      -----      ------        -----
   U.S. Government agency obligations $    77,944   $  2,607   $     96  $    80,455
   State and municipal obligations         11,032      1,336         --       12,368
   Corporate bonds and obligations      3,701,604    122,559     24,788    3,799,375
   Mortgage-backed securities           7,218,042    104,808     68,203    7,254,647
                                       ----------   --------     ------  -----------
   Total fixed maturities              11,008,622    231,310     93,087   11,146,845
   Equity securities                        3,000        308         --        3,308
                                      -----------   --------    -------  -----------
                                      $11,011,622   $231,618    $93,087  $11,150,153
                                      ===========   ========    =======  ===========

   The amortized cost, gross unrealized gains and losses and fair values of investments in fixed maturities and equity securities at Dec. 31, 1995 are as follows:

                                                       Gross         Gross
                                          Amortized   Unrealized   Unrealized     Fair
   Held to maturity                           Cost      Gains       Losses        Value

   U.S. Government agency obligations   $    64,523   $  3,919     $    --   $    68,442
   State and municipal obligations           11,936        362          32        12,266
   Corporate bonds and obligations        8,921,431    620,327      36,786     9,504,972
   Mortgage-backed securities             2,259,701     42,684       9,688     2,292,697
                                        -----------  ---------     -------   -----------
                                        $11,257,591   $667,292     $46,506   $11,878,377
                                        ===========   ========     =======   ===========

                                                        Gross        Gross
                                          Amortized   Unrealized   Unrealized     Fair
   Available for sale                        Cost       Gains       Losses        Value

   U.S. Government agency obligations   $    84,082  $   3,248    $     50   $    87,280
   State and municipal obligations           11,020      1,476          --        12,496
   Corporate bonds and obligations        2,514,308    186,596       3,451     2,697,453
   Mortgage-backed securities             7,536,726    206,288      24,031     7,718,983
                                         ----------   --------     -------    ----------
   Total fixed maturities                10,146,136    397,608      27,532    10,516,212
   Equity securities                          3,156        361          --         3,517
                                         ----------   --------     -------    ----------
                                        $10,149,292   $397,969     $27,532   $10,519,729
                                        ===========   ========     =======   ===========

   The amortized cost and fair value of investments in fixed maturities at Dec. 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Amortized             Fair
   Held to maturity                           Cost               Value

   Due in one year or less               $    197,711       $    200,134
   Due from one to five years               2,183,374          2,294,335
   Due from five to ten years               4,606,775          4,779,690
   Due in more than ten years               1,123,824          1,146,642
   Mortgage-backed securities               2,124,695          2,100,849
                                         ------------       ------------
                                          $10,236,379        $10,521,650

                                            Amortized             Fair
   Available for sale                         Cost                Value

   Due in one year or less               $    227,051       $    229,650
   Due from one to five years                 851,428            899,098
   Due from five to ten years               2,140,579          2,182,079
   Due in more than ten years                 571,522            581,371
   Mortgage-backed securities               7,218,042          7,254,647
                                         ------------       ------------
                                          $11,008,622        $11,146,845

   During the years ended Dec. 31, 1996, 1995 and 1994, fixed maturities classified as held to maturity were sold with amortized cost of $277,527, $333,508 and $61,290, respectively. Net gains and losses on these sales were not significant. The sale of these fixed maturities was due to significant deterioration in the issuers' creditworthiness.

   As a result of adopting the FASB Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," the Company reclassified securities with a book value of $91,760 and net unrealized gains of $881 from held to maturity to available for sale in December 1995.

   In addition, fixed maturities available for sale were sold during 1996 with proceeds of $238,905 and gross realized gains and losses of $571 and $16,084, respectively. Fixed maturities available for sale were sold during 1995 with proceeds of $136,825 and gross realized gains and losses of $nil and $5,781, respectively. Fixed maturities available for sale were sold during 1994 with proceeds of $374,564 and gross realized gains and losses of $1,861 and $7,602, respectively.

   At Dec. 31, 1996, bonds carried at $13,571 were on deposit with various states as required by law.

   Net investment income for the years ended Dec. 31 is summarized as follows:

                                         1996            1995           1994
                                        ---------       -------        -----

   Interest on fixed maturities       $1,666,929      $1,656,136    $1,556,756
   Interest on mortgage loans            283,830         232,827       196,521
   Other investment income                43,283          35,936        38,366
   Interest on cash equivalents            5,754           5,363         6,872
                                   -------------         -------   -----------
                                       1,999,796       1,930,262     1,798,515
   Less investment expenses               34,434          22,953        16,642
                                    ------------       ---------    ----------
                                      $1,965,362      $1,907,309    $1,781,873
                                      ==========      ==========    ==========

   At Dec. 31, 1996, investments in fixed maturities comprised 84 percent of the Company's total invested assets. These securities are rated by Moody's and Standard & Poor's (S&P), except for securities carried at approximately $1.9 billion which are rated by American Express Financial Corporation internal analysts using criteria similar to Moody's and S&P. A summary of investments in fixed maturities, at amortized cost, by rating on Dec. 31 is as follows:

     Rating                              1996               1995
     ------                          -----------         -----------
     Aaa/AAA ....................... $ 9,460,134         $ 9,907,664
     Aaa/AA ........................       2,870               3,112
     Aa/AA .........................     241,914             279,403
     Aa/A ..........................     192,631             154,846
     A/A ...........................   2,949,895           3,104,122
     A/BBB .........................   1,034,661             871,782
     Baa/BBB .......................   4,531,515           4,417,654
     Baa/BB ........................     768,285             657,633
     Below investment grade ........   2,063,096           2,007,511
                                     -----------         -----------
                                     $21,245,001         $21,403,727

   At Dec. 31, 1996, 95 percent of the securities rated Aaa/AAA are GNMA, FNMA and FHLMC mortgage-backed securities. No holdings of any other issuer are greater than 1 percent of the Company's total investments in fixed maturities.

   At Dec. 31, 1996, approximately 13.7 percent of the Company's invested assets were mortgage loans on real estate. Summaries of mortgage loans by region of the United States and by type of real estate are as follows:

                                 Dec. 31, 1996               Dec. 31, 1995
                           -------------------------    ------------------------
                           On Balance   Commitments    On Balance   Commitments
     Region                   Sheet     to Purchase       Sheet     to Purchase
   ------------------      -----------   -----------    -----------   ----------
   East North Central      $  777,960      $  19,358     $  720,185    $ 67,206
   West North Central         389,285         29,620        303,113      34,411
   South Atlantic             891,852         35,007        732,529     111,967
   Middle Atlantic            553,869         17,959        508,634      37,079
   New England                310,177         14,042        244,816      40,452
   Pacific                    190,770          4,997        168,272      23,161
   West South Central         105,173         11,246         61,860      27,978
   East South Central          75,176             --         58,462      10,122
   Mountain                   236,597         11,401        184,964      16,774
                           ----------       --------       --------      ------
                            3,530,859        143,630      2,982,835     369,150
   Less allowance for losses   37,495             --         37,340          --
                           ----------       --------        -------         ---
                           $3,493,364       $143,630     $2,945,495    $369,150
                           ==========       ========     ==========    ========

                                   Dec. 31, 1996                Dec. 31, 1995
                           -------------------------    ------------------------
                           On Balance    Commitments    On Balance   Commitments
     Property type             Sheet     to Purchase       Sheet     to Purchase
-----------------------     ---------      ---------    -----------  -----------
Department/retail stores   $1,154,179      $  68,032    $   985,660    $ 134,538
Apartments                  1,119,352         23,246      1,038,446       84,978
Office buildings              611,395         27,653        464,381       62,664
Industrial buildings          296,944          6,716        255,469       22,721
Hotels/motels                  97,870          6,257         31,335       48,816
Nursing/retirement homes       88,226          1,877         80,864        4,378
Mixed Use                      73,120             --         53,169           --
Medical buildings              67,178          8,289         57,772        2,495
Other                          22,595          1,560         15,739        8,560
                         ------------     ----------      ---------     --------
                            3,530,859        143,630      2,982,835      369,150
Less allowance for losses      37,495             --         37,340           --
                         ------------         ------      ---------       ------
                           $3,493,364       $143,630     $2,945,495     $369,150
                           ==========       ========     ==========     ========

Mortgage loan fundings are restricted by state insurance regulatory authorities to 80 percent or less of the market value of the real estate at the time of origination of the loan. The Company holds the mortgage document, which gives the right to take possession of the property if the borrower fails to perform according to the terms of the agreement. The fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities. Commitments to purchase mortgages are made in the ordinary course of business. The fair value of the mortgage commitments is $nil.

At Dec. 31, 1996 and 1995, the Company's recorded investment in impaired loans was $79,441 and $83,874 with a reserve of $16,162 and $19,307, respectively. During 1996 and 1995, the average recorded investment in impaired loans was $74,338 and $74,567, respectively.

The Company recognized $4,889 and $5,014 of interest income related to impaired loans for the year ended Dec. 31, 1996 and 1995, respectively.

The following table presents changes in the reserve for investment losses related to all loans:

                                            1996              1995
                                         ---------         --------
Balance, Jan. 1 ....................      $ 37,340         $ 35,252
Provision for investment losses ....        10,005           15,900
Loan payoffs .......................        (4,700)         (11,900)
Foreclosures .......................        (5,150)          (1,350)
Other ..............................            --             (562)
                                          --------         --------
Balance, Dec. 31 ...................      $ 37,495         $ 37,340
                                          ========         ========

At Dec. 31, 1996, the Company had commitments to purchase affordable housing limited partnership investments of $28,476, which is recorded as a liability in the accompanying balance sheets. The total amounts committed in 1997 and 1998 are $25,234 and $3,242, respectively. The Company also had commitments to purchase real estate investments for $35,425. Commitments to purchase real estate investments are made in the ordinary course of business. The fair value of these commitments is $nil.

3. Income taxes

   The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies.

   Income tax expense consists of the following:

                                     1996          1995          1994
                                    ------       --------      -------
   Federal income taxes:
         Current                   $260,357      $218,040     $186,508
         Deferred                   (65,609)      (33,810)     (19,175)
                                   --------      --------     --------
                                    194,748       184,230      167,333
   State income taxes-current        12,390        11,612        9,010
                                  ---------       -------       ------
   Income tax expense              $207,138      $195,842     $176,343
                                   ========      ========     ========

   Increases (decreases) to the federal tax provision applicable to pretax income based on the statutory rate are attributable to:

                                        1996                  1995                  1994
                                 -----------------     -----------------     -----------------
                                 Provision    Rate     Provision    Rate     Provision    Rate
        Federal income
          taxes based on
        the statutory rate       $217,600    35.0%      $196,274    35.0%     $179,379    35.0%
        Increases (decreases)
        are attributable to:
        Tax-excluded interest
          and dividend income      (9,636)   (1.6)        (8,524)   (1.5)       (9,939)   (2.0)
        Other, net                (13,216)   (2.1)        (3,520)   (0.6)       (2,107)   (0.4)
                                ---------   -----       --------    ----      --------    ----
        Federal income taxes     $194,748    31.3%      $184,230    32.9%     $167,333    32.6%
                                 ========   =====       ========    ====      ========    ====

   A portion of life insurance company income earned prior to 1984 was not subject to current taxation but was accumulated, for tax purposes, in a policyholders' surplus account. At Dec. 31, 1996, the Company had a policyholders' surplus account balance of $20,114. The policyholders' surplus account is only taxable if dividends to the stockholder exceed the stockholder's surplus account or if the Company is liquidated. Deferred income taxes of $7,040 have not been established because no distributions of such amounts are contemplated.

   Significant components of the Company's deferred tax assets and liabilities as of Dec. 31 are as follows:

                                           1996            1995
                                          -------         -----
   Deferred tax assets:
   Policy reserves                       $724,412       $600,176
   Life insurance guarantee
      fund assessment reserve              29,854         26,785
   Other                                    2,763             --
                                        ---------        -------
   Total deferred tax assets              757,029        626,961
                                        ---------        -------

   Deferred tax liabilities:
   Deferred policy acquisition costs      665,685        590,762
   Unrealized gain on investments          48,486        129,653
   Investments, other                       8,935         17,152
   Other                                       --          2,298
                                         --------        -------
   Total deferred tax liabilities         723,106        739,865
                                         --------        -------
   Net deferred tax assets (liabilities)$  33,923      $(112,904)
                                        =========      =========

   The Company is required to establish a "valuation allowance" for any portion of the deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.

4. Stockholder's equity

   During 1996, the Company received a $4,801 capital contribution from its parent, American Express Financial Corporation. During 1995, the Company received a $39,700 capital contribution from its parent in the form of investments in fixed maturities and mortgage loans. In addition, effective Jan. 1, 1995, the Company began consolidating the financial results of ACLAC. This change reflected the transfer of ownership of ACLAC from Amex Life Assurance Company (Amex Life), a former affiliate, to the Company prior to the sale of Amex Life to an unaffiliated third party on Oct. 2, 1995. This transfer of ownership to the Company has been reflected as a capital contribution of $17,114 in the accompanying financial statements. The effect of this change in reporting entity was not significant and prior periods have not been restated.

   As discussed in Note 5, the Company entered into a reinsurance agreement with Amex Life during 1995. As a result of this transaction, a loss of $4,574 was realized and reported as a direct charge to retained earnings.

   Other changes in the statements of stockholder's equity are primarily related to reinsurance transactions with affiliates.

   Retained earnings available for distribution as dividends to the parent are limited to the Company's surplus as determined in accordance with accounting practices prescribed by state insurance regulatory authorities. Statutory unassigned surplus aggregated $1,261,592 as of Dec. 31, 1996 and $1,103,993 as of Dec. 31, 1995 (see Note 3 with respect to the income tax effect of certain distributions). In addition, any dividend distributions in 1997 in excess of approximately $351,306 would require approval of the Department of Commerce of the State of Minnesota.

   Statutory net income for the years ended Dec. 31 and capital and surplus as of Dec. 31 are summarized as follows:

                                       1996            1995           1994
                                      ------          ------        ------
   Statutory net income            $ 365,585       $ 326,799       $ 294,699
   Statutory capital and surplus   1,565,082       1,398,649       1,261,958

   Dividends paid to American Express Financial Corporation were $165,000 in 1996, $180,000 in 1995, and $165,000 in 1994.

5. Related party transactions

   The Company has loaned funds to American Express Financial Corporation under a collateral loan agreement. The balance of the loan was $11,800 and $25,800 at Dec. 31, 1996 and 1995, respectively. This loan can be increased to a maximum of $75,000 and pays interest at a rate equal to the preceding month's effective new money rate for the Company's permanent investments. It is collateralized by equity securities valued at $116,543 at Dec. 31, 1996. Interest income on related party loans totaled $780, $1,371 and $2,894 in 1996, 1995 and 1994, respectively.

   The Company purchased a five year secured note from an affiliated company which had an outstanding balance of $nil and $19,444 at Dec. 31, 1996 and 1995, respectively. The note bears a fixed rate of 8.42 percent. Interest income on the above note totaled $1,637, $1,937 and $2,278 in 1996, 1995 and 1994, respectively.

   The Company has a reinsurance agreement whereby it assumed 100 percent of a block of single premium life insurance business from Amex Life Assurance Company (Amex Life), a former affiliate. The accompanying consolidated balance sheets at Dec. 31, 1996 and 1995 include $758,812 and $764,663, respectively, of future policy benefits related to this agreement.

   The Company has a reinsurance agreement to cede 50 percent of its long-term care insurance business to Amex Life. The accompanying consolidated balance sheets at Dec. 31, 1996 and 1995 include $134,121 and $95,484, respectively, of reinsurance receivables related to this agreement. Premiums ceded amounted to $32,917, $25,553 and $20,360 and reinsurance recovered from reinsurers amounted to $5,135, $4,998 and $3,022 for the years ended Dec. 31, 1996, 1995 and 1994, respectively.

   The Company has a reinsurance agreement to assume deferred annuity contracts from Amex Life. At Oct. 1, 1995, a $803,618 block of deferred annuities and $28,327 of deferred policy acquisition costs were transferred to the Company. The accompanying consolidated balance sheet at Dec. 31, 1996 includes $828,298 of future policy benefits related to this agreement. Contracts with future policy benefits totaling $50,400 were still reinsured with the former affiliate at Dec. 31, 1996. The remaining contracts had been novated to Company contracts.

   Until July 1, 1995, the Company participated in the IDS Retirement Plan of American Express Financial Corporation which covered all permanent employees age 21 and over who had met certain employment requirements. Effective July 1, 1995, the IDS Retirement Plan was merged with American Express Company's American Express Retirement Plan, which simultaneously was amended to include a cash balance formula and a lump sum distribution option. Employer contributions to the plan are based on participants' age, years of service and total compensation for the year. Funding of retirement costs for this plan complies with the applicable minimum funding requirements specified by ERISA. The Company's share of the total net periodic pension cost was $174, $155 and $156 in 1996, 1995 and 1994, respectively.

   The Company also participates in defined contribution pension plans of American Express Company which cover all employees who have met certain employment requirements. Company contributions to the plans are a percent of either each employee's eligible compensation or basic contributions. Costs of these plans charged to operations in 1996, 1995 and 1994 were $990, $815 and $957, respectively.

   The Company participates in defined benefit health care plans of American Express Financial Corporation that provide health care and life insurance benefits to retired employees and retired financial advisors. The plans include participant contributions and service related eligibility requirements. Upon retirement, such employees are considered to have been employees of American Express Financial Corporation. American Express Financial Corporation expenses these benefits and allocates the expenses to its subsidiaries. Accordingly, costs of such benefits to the Company are included in employee compensation and benefits and cannot be identified on a separate company basis.

   Charges  by  American  Express   Financial   Corporation  for  use  of  joint
   facilities, marketing services and other services aggregated $397,362, $377,139, and $335,183 for 1996, 1995 and 1994, respectively. Certain of these costs are included in deferred policy acquisition costs. In addition, the Company rents its home office space from American Express Financial Corporation on an annual renewable basis.

6. Commitments and contingencies

   At Dec. 31, 1996 and 1995, traditional life insurance and universal life-type insurance in force aggregated $67,274,354 and $59,683,532, respectively, of which $3,875,921 and $3,771,204 were reinsured at the respective year ends. The Company also reinsures a portion of the risks assumed under disability income and long-term care policies. Under all reinsurance agreements, premiums ceded to reinsurers amounted to $48,250, $39,399 and $31,016 and reinsurance recovered from reinsurers amounted to $15,612, $14,088, and $10,778 for the years ended Dec. 31, 1996, 1995 and 1994. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders.

   A number of lawsuits have been filed against life and health insurers in jurisdictions in which the Company and its subsidiaries do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. In December 1996, an action of this type was brought against the Company and its parent, American Express Financial Corporation. The plaintiffs purport to represent a class consisting of all persons who replaced existing Company policies with new Company policies from and after Jan. 1, 1985. The complaint puts at issue various alleged sales practices and misrepresentations, alleged breaches of fiduciary duties and alleged violations of consumer fraud statutes. Plaintiffs seek damages in an unspecified amount and seek to establish a claims resolution facility for the determination of individual issues. The Company and its parent believe they have meritorious defenses to the claims raised in the lawsuit. The outcome of any litigation cannot be predicted with certainty, particularly in the early stages of an action. In the opinion of management, however, the ultimate resolution of the above lawsuit and others filed against the Company should not have a material adverse effect on the Company's consolidated financial position.

   During 1996, the Company settled the federal tax audit for 1987 through 1989 tax years. There was no material impact as a result of that audit. Also, the IRS is currently auditing the Company's 1990 through 1992 tax years. Management does not believe there will be a material impact as a result of this audit.

7. Lines of credit

   The Company has available lines of credit with two banks and its parent aggregating $175,000, of which $100,000 is with its parent. The lines of credit are at 40 to 80 basis points over the lenders' cost of funds or equal to the prime rate, depending on which line of credit agreement is used. The $25,000 line of credit with one bank expired on Dec. 31, 1996 and the Company did not seek renewal. The $50,000 line of credit with the other bank expires on June 30, 1997 and the Company expects to seek renewal. Borrowings outstanding under these agreements were $nil at Dec. 31, 1996 and 1995.

8. Derivative financial instruments

   The Company enters into transactions involving derivative financial instruments to manage its exposure to interest rate risk, including hedging specific transactions. The Company does not hold derivative instruments for trading purposes. The Company manages risks associated with these instruments as described below.

   Market risk is the possibility that the value of the derivative financial instruments will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate. The Company is not impacted by market risk related to derivatives held for non-trading purposes beyond that inherent in cash market transactions. Derivatives held for purposes other than trading are largely used to manage risk and, therefore, the cash flow and income effects of the derivatives are inverse to the effects of the underlying transactions.

   Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. The Company monitors credit exposure related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty and industry, and requiring collateral, where appropriate. A vast majority of the Company's counterparties are rated A or better by Moody's and Standard & Poor's.

   Credit exposure related to interest rate caps and floors is measured by the replacement cost of the contracts. The replacement cost represents the fair value of the instruments.

   The notional or contract amount of a derivative financial instrument is generally used to calculate the cash flows that are received or paid over the life of the agreement. Notional amounts are not recorded on the balance sheet. Notional amounts far exceed the related credit exposure.

   The Company's holdings of derivative financial instruments are as follows:

                               Notional    Carrying      Fair      Total Credit
   Dec. 31, 1996                Amount       Value       Value       Exposure
   -------------              ---------     -------     --------   ------------
   Assets:
    Interest rate caps      $ 4,000,000     $16,227     $  7,439      $  7,439
    Interest rate floors      1,000,000       2,041        4,341         4,341
    Interest rate swaps       1,000,000          --      (24,715)           --
                             ----------     -------     --------       -------
                             $6,000,000     $18,268     $(12,935)      $11,780
                             ==========     =======     ========       =======
   Dec. 31, 1995
   Assets:
     Interest rate caps      $5,100,000     $26,680     $  8,366       $ 8,366
                             ==========     =======     ========       =======

   The fair values of derivative financial instruments are based on market values, dealer quotes or pricing models. The interest rate caps and floors expire on various dates from 1996 to 2001. The interest rate swaps are in effect through 2001.

   Interest rate caps, swaps and floors are used principally to manage the Company's interest rate risk. These instruments are used to protect the margin between interest rates earned on investments and the interest rates credited to related annuity contract holders.

9. Fair values of financial instruments

   The Company discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. Fair values of life insurance obligations and all non-financial instruments, such as deferred acquisition costs are excluded. Off-balance sheet intangible assets, such as the value of the field force, are also excluded. Management believes the value of excluded assets is significant. The fair value of the Company, therefore, cannot be estimated by aggregating the amounts presented.

                                           1996                        1995
                                          ------                      -----

                                 Carrying         Fair        Carrying         Fair
   Financial Assets               Value           Value         Value         Value
   ----------------               -----           -----         -----         -----
   Investments:
     Fixed maturities (Note 2):
       Held to maturity        $10,236,379   $10,521,650   $11,257,591   $11,878,377
       Available for sale       11,146,845    11,146,845    10,516,212    10,516,212
     Mortgage loans on
       real estate (Note 2)      3,493,364     3,606,077     2,945,495     3,184,666
     Other:
       Equity securities (Note 2)    3,308         3,308         3,517         3,517
       Derivative financial
         instruments (Note 8)       18,268       (12,935)       26,680         8,366
       Other                        63,993        66,242        52,182        52,182
   Cash and
     cash equivalents (Note 1)     224,603       224,603        72,147        72,147
   Separate account assets
     (Note 1)                   18,535,160    18,535,160    14,974,082    14,974,082

   Financial Liabilities
     Future policy benefits
       for fixed annuities      20,641,986    19,721,968    20,259,265    19,603,114
     Separate account
         liabilities            17,358,087    16,688,519    14,208,619    13,665,636

   At Dec. 31, 1996 and 1995, the carrying amount and fair value of future policy benefits for fixed annuities exclude life insurance-related contracts carried at $1,112,155 and $1,070,598, respectively, and policy loans of $83,867 and $74,973, respectively. The fair value of these benefits is based on the status of the annuities at Dec. 31, 1996 and 1995. The fair value of deferred annuities is estimated as the carrying amount less any applicable surrender charges and related loans. The fair value for annuities in non-life contingent payout status is estimated as the present value of projected benefit payments at rates appropriate for contracts issued in 1996 and 1995.

   At Dec. 31, 1996 and 1995, the fair value of liabilities related to separate accounts is estimated as the carrying amount less any applicable surrender charges and less variable insurance contracts carried at $1,177,073 and $765,463, respectively.

10.Segment information

   The Company's operations consist of two business segments; first, individual and group life insurance, disability income and long-term care insurance, and second, annuity products designed for individuals, pension plans, small businesses and employer-sponsored groups. The consolidated condensed statements of income for the years ended Dec. 31, 1996, 1995 and 1994 and total assets at Dec. 31, 1996, 1995 and 1994 by segment are summarized as follows:

                                          1996           1995            1994
                                         ------         ------          -----
   Net investment income:
   Life, disability income
     and long-term care insurance   $    262,998   $    256,242   $     247,047
   Annuities                           1,702,364      1,651,067       1,534,826
                                     -----------    -----------    ------------
                                     $ 1,965,362    $ 1,907,309    $  1,781,873
                                     ===========    ===========    ============
   Premiums, charges and fees:
   Life, disability income
     and long-term care insurance   $    448,389   $    384,008   $     335,375
   Annuities                             308,873        249,557         193,370
                                    ------------   ------------   -------------
                                    $    757,262   $    633,565   $     528,745
                                    ============   ============   =============
   Income before income taxes:
   Life, disability income
     and long-term care insurance   $    161,115   $    125,402   $     122,677
   Annuities                             460,758        440,278         394,117
   Net loss on investments                  (159)        (4,898)         (4,282)
                                   -------------  -------------  --------------
                                    $    621,714   $    560,782   $     512,512
                                    ============   ============   =============
   Total assets:
   Life, disability income
     and long-term care insurance   $  7,028,906   $  6,195,870    $  5,269,188
   Annuities                          40,277,075     36,704,208      30,478,355
                                     -----------    -----------     -----------
                                     $47,305,981    $42,900,078     $35,747,543
                                     ===========    ===========     ===========

   Allocations of net investment income and certain general expenses are based on various assumptions and estimates.

   Assets are not individually identifiable by segment and have been allocated principally based on the amount of future policy benefits by segment.

   Capital  expenditures  and  depreciation   expense  are  not  material,   and
   consequently, are not reported.

Report of Independent Auditors


The Board of Directors
IDS Life Insurance Company

We have audited the accompanying consolidated balance sheets of IDS Life Insurance Company (a wholly owned subsidiary of American Express Financial Corporation) as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IDS Life Insurance Company at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for certain investments in debt and equity securities in 1994.



Ernst & Young LLP
February 7, 1997
Minneapolis, Minnesota

About IDS Life


The Group Variable Annuity Contract is issued by IDS Life, a wholly owned subsidiary of AEFC, which itself is a wholly owned subsidiary of the American Express Company, a financial services company headquartered in New York City.


IDS Life is a stock life insurance company organized in 1957 under the laws of the State of Minnesota and located at IDS Tower 10, Minneapolis, MN 55440-0010. We conduct a conventional life insurance business in the District of Columbia and all states except New York.

American Express Financial Advisors Inc. offers mutual funds, investment certificates and a broad range of financial management services. IDS Life offers insurance and annuities.

American Express Financial Advisors Inc. serves individuals and businesses through its nationwide network of more than 175 offices and more than 7800 financial advisors.

Other subsidiaries provide investment management and related services for pension, profit-sharing, employee savings and endowment funds of businesses and institutions.

Periodic reports

We will send the owner quarterly, or more frequently as the Code may require, a statement showing the number, type and value of accumulation units credited to the contract. This statement will be accurate as of a date not more than two months prior to the date of mailing. In addition, every person having voting rights will receive any required reports or prospectuses. We also will send any statements that may be required by applicable laws, rules and regulations showing contract restrictions.

Table of contents of the Statement of Additional Information


Performance information.......................
Rating agencies...............................
Principal underwriter.........................
Independent auditors..........................
Prospectus....................................
Financial statements -
     IDS Life Accounts F, IZ, JZ, G, H, N, KZ, LZ and
     MZ.......................................


-------------------------------------------------------------------
Please check the appropriate box to receive a copy of the Statement of Additional Information for:

_____ IDS Life Group Variable Annuity Contract

_____ IDS Life Retirement Annuity Mutual Funds

Please return this request to:


IDS Life Insurance Company
IDS Tower 10
Minneapolis, MN  55420


Your name _______________________________________________________

Address _________________________________________________________

City ______________________  State ______________ Zip ___________

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

      The expenses of the issuance and distribution of the interests in the Fixed Account of the Contract to be registered, other than commissions on sales of the Contracts, are to be borne by the registrant.

Item 14.    Indemnification of Directors and Officers

      Section 300.083 of Minnesota Law provides in part that a corporation organized under such law shall have power to indemnify anyone made, or threatened to be made, a party to a threatened, pending or completed proceeding, whether civil or criminal, administrative or investigative, because he is or was a director or officer of the corporation, or served as a director or officer of another corporation at the request of the corporation. Indemnification in such a proceeding may extend to judgments, penalties, fines and amounts paid in, as well as to reasonable expenses, including attorneys' fees and disbursements. In a civil proceeding, there can be no indemnification under the statute, unless it appears that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and its shareholders and unless such person has received no improper personal benefit; in a criminal proceeding, the person seeking indemnification must also have no reasonable cause to believe his conduct was unlawful.

      Article IX of the By-laws of the IDS Life Insurance Company requires the IDS Life Insurance Company to indemnify directors and officers to the extent indemnification is permitted as stated by the preceding paragraph, and contains substantially the same language as the above-mentioned Section 300.083.

      Article IX, paragraph (2), of the By-laws of the IDS Life Insurance Company provides as follows:

      "Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the direction of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the State of Minnesota, as now existing or hereafter amended, provided that this Article shall not indemnify or protect any such director, officer, employee or agent against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties or by reason of his reckless disregard of his obligations and duties."

      The parent company of IDS Life Insurance Company maintains an insurance policy which affords liability coverage to directors and officers of the IDS Life Insurance Company while acting in that capacity. IDS Life Insurance Company pays its proportionate share of the premiums for the policy.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities

            None

Item 16.    Exhibits and Financial Statement Schedules

(a)   Exhibits

3.1   Copy of Certificate of Incorporation of IDS Life Insurance
      Company dated July 23, 1957, filed electronically as Exhibit
      3.1 to Post-Effective Amendment No. 2 to Registration No. 33-48701 is incorporated herein by reference.

3.2 Copy of By-laws of IDS Life Insurance Company, filed electronically as Exhibit 3.2 to Post-Effective Amendment No. 2 to Registration No. 33-48701 is incorporated herein by reference.

4.1 Form of Group Deferred Variable Annuity Contract, Form 34660, filed electronically as Exhibit 4.1 to Post-Effective
      Amendment No. 2 to Registration No. 33-48701 is incorporated herein by reference.

5. Opinion of Counsel dated Sept. 14, 1992 regarding legality of Contracts, filed electronically as Exhibit 5 to Post-Effective Amendment No. 2 to Registration No. 33-48701 is incorporated herein by reference.

22. List of Subsidiaries, filed electronically as Exhibit 22 to Post-Effective Amendment No. 5 to Registration No. 33-48701 is incorporated herein by reference.

23. Consent of Independent Auditors, filed electronically herewith.

24. Power of Attorney dated March 12, 1997, is filed electronically herewith.

(b)   Financial Statement Schedules.

      Schedule I   -  Consolidated Summary of Investments Other
                      than Investments in Related Parties
      Schedule III -  Supplementary Insurance Information
      Schedule IV  -  Reinsurance
      Schedule V   -  Valuation and Qualifying Accounts
      Report of Independent Auditors dated February 7, 1997

      All other schedules to the consolidated  financial  statements required by
      Article  7  of  Regulation   S-X  are  not  required   under  the  related
      instructions or are inapplicable and, therefore, have been omitted.

Item  17.  Undertakings

Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                            SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IDS Life Insurance Company has duly caused this Registration Statement to be signed on behalf of the Registrant by the undersigned, thereunto duly authorized in this City of Minneapolis, and State of Minnesota on the 4th day of April 1997.

                                       IDS Life Insurance Company
                                             (Registrant)

                                    By IDS Life Insurance Company

                                    By /s/ James A. Mitchell
                                           James A. Mitchell

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 4th day of April, 1997.

Signature                             Title

/s/ James A. Mitchell*                Director, Chairman of the
    James A. Mitchell                 Board and Chief Executive
                                      Officer

/s/ Richard W. Kling*                 Director and President
    Richard W. Kling

/s/ David R. Hubers*                  Director
    David R. Hubers

/s/ Paul F. Kolkman*                  Director and Executive Vice
    Paul F. Kolkman                   President

/s/ Barry J. Murphy*                  Director and Executive Vice
    Barry J. Murphy                   President, Client Service

/s/ Stuart A. Sedlacek*               Director and Executive Vice
    Stuart A. Sedlacek                President, Assured Assets

/s/ Melinda S. Urion*                 Director, Exective Vice
    Melinda S. Urion                  President and Controller

*  Signed   pursuant  to  Power  of  Attorney   dated  March  12,  1997,   filed
electronically herewith.



-----------------------------
Mary Ellyn Minenko

IDS LIFE INSURANCE COMPANY
SCHEDULE I - CONSOLIDATED SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES ($ thousands)
AS OF DECEMBER 31, 1996

-------------------------------------------------------------------------------------------
Column A                                  Column B         Column C           Column D

Type of Investment                          Cost            Value         Amount at which
                                                                            shown in the
                                                                           balance sheet
-------------------------------------------------------------------------------------------
Fixed maturities:
    Held to maturity:
        United States Government and
          government agencies and
          authorities (a)             $    2,085,280  $      2,060,778  $        2,085,280
        States, municipalities and
           political subdivisions              9,685            10,097               9,685
        All other corporate bonds          8,141,414         8,450,775           8,141,414
                                        -------------   ---------------   -----------------
              Total held to maturity      10,236,379        10,521,650          10,236,379

    Available for sale:
        United States Government and
          government agencies and
          authorities (b)                  6,925,876         6,960,002           6,960,002
        States, municipalities and
           political subdivisions             11,032            12,368              12,368
        All other corporate bonds          4,071,714         4,174,475           4,174,475
                                        -------------   ---------------   -----------------
              Total available for sale    11,008,622        11,146,845          11,146,845

Mortgage loans on real estate              3,493,364         XXXXXXXXX           3,493,364
Policy loans                                 459,902         XXXXXXXXX             459,902
Other investments                            251,465         XXXXXXXXX             251,465
                                        -------------                     -----------------

              Total investments       $   25,449,732  $      XXXXXXXXX  $       25,587,955
                                        =============                     =================

(a) - Includes mortgage-backed securities with a cost and market value of $2,041,278 and $2,017,119, respectively.
(b) - Includes mortgage-backed securities with a cost and market value of $6,847,932 and $6,879,547, respectively.

IDS LIFE INSURANCE COMPANY
SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION ($ thousands)
FOR THE YEAR ENDED DECEMBER 31, 1996

    Column A     Column B      Column C  Column D    Column E    Column F   Column G    Column H    Column I      Column J  Column K

    Segment      Deferred      Future    Unearned  Other policy  Premium      Net       Benefits,  Amortization    Other    Premiums
                  policy       policy    premiums   claims and  revenue    investment   claims,     of deferred  operating  written
                 acquisition  benefits,              benefits                income    losses and    policy       expenses
                   cost        losses,                payable                          settlement   acquisition
                              claims and                                                 expenses     costs
                                loss
                               expenses
------------------------------------------------------------------------------------------------------------------------------------

Annuities     $  1,398,025  $ 21,838,008 $       -  $    50,137  $        -  $1,702,364  $    2,724  $   189,645  $ 180,942    N/A



Life, DI, and
Long-term
Care Insurance      932,780    3,811,034          -       33,497     182,921     262,998     187,486       88,960     80,526   N/A

------------------------------------------------------------------------------------------------------------------------------------

Total         $  2,330,805  $ 25,649,042 $       -  $    83,634  $  182,921  $1,965,362  $  190,210  $   278,605  $ 261,468    N/A

------------------------------------------------------------------------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION ($ thousands)
FOR THE YEAR ENDED DECEMBER 31, 1995

    Column A      Column B     Column C    Column D    Column E    Column F   Column G    Column H    Column I    Column J  Column K

    Segment      Deferred     Future       Unearned  Other policy  Premium      Net       Benefits,  Amortization Other     Premiums
                  policy      policy       premiums   claims and  revenue    investment   claims,     of deferred operating  written
                 acquisition benefits,                benefits                income     losses and    policy     expenses
                   cost       losses,                 payable                            settlement   acquisition
                              claims and                                                  expenses     costs
                               loss
                               expenses
------------------------------------------------------------------------------------------------------------------------------------

Annuities      $ 1,227,169 $ 21,404,836 $       -  $     28,191  $       -  $1,651,067  $    2,693  $   189,626  $  166,191     N/A



Life, DI,
and Long-term
Care Insurance     798,556    3,613,253          -        28,132    161,530     256,242     164,749       90,495      45,451    N/A


------------------------------------------------------------------------------------------------------------------------------------

Total          $ 2,025,725 $ 25,018,089 $       -  $     56,323  $ 161,530  $1,907,309  $  167,442  $   280,121  $  211,642     N/A

------------------------------------------------------------------------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION ($ thousands)
FOR THE YEAR ENDED DECEMBER 31, 1994

  Column A        Column B    Column C    Column D    Column E    Column F  Column G    Column H    Column I      Column J  Column K

   Segment       Deferred     Future      Unearned  Other policy  Premium     Net       Benefits,  Amortization   Other     Premiums
                  policy      policy      premiums   claims and  revenue   investment   claims,     of deferred  operating   written
                 acquisition benefits,              benefits                income     losses and    policy       expenses
                   cost       losses,                payable                           settlement   acquisition
                             claims and                                                 expenses     costs
                               loss
                              expenses
------------------------------------------------------------------------------------------------------------------------------------

Annuities      $ 1,150,585 $ 19,361,979 $       - $    23,888  $        - $1,534,826  $   (5,762) $   194,060  $  131,515      N/A



Life, DI, and
Long-term Care
Insurance         714,739    3,346,931          -      26,180     144,640    247,047     134,128       86,312      78,586      N/A


------------------------------------------------------------------------------------------------------------------------------------

Total          $ 1,865,324 $ 22,708,910 $       - $    50,068  $  144,640 $1,781,873  $  128,366  $   280,372  $  210,101      N/A

------------------------------------------------------------------------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
SCHEDULE IV - REINSURANCE ($ thousands)
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

---------------------------------------------------------------------------------------------------
        Column A              Column B       Column C        Column D      Column E    Column F

                             Gross amount  Ceded to other   Assumed from      Net     % of amount
                                            companies     other companies   Amount   assumed to net
---------------------------------------------------------------------------------------------------

For the year ended
  December 31, 1996

Life insurance in force    $  65,571,173  $   3,875,921  $     1,703,181  $63,398,433       2.69%
===================================================================================================

Premiums:
  Life insurance           $      54,111  $       3,253  $           545  $   51,403        1.06%
  DI & LTC insurance             164,561         33,043               --     131,518        0.00%
---------------------------------------------------------------------------------------------------
Total premiums             $     218,672  $      36,296  $           545  $  182,921        0.30%
===================================================================================================

For the year ended
  December 31, 1995

Life insurance in force    $  57,895,180  $   3,771,204  $     1,788,352  $55,912,328       3.20%
===================================================================================================

Premiums:
  Life insurance           $      53,089  $       2,648  $          (248) $   50,193       -0.49%
  DI & LTC insurance             137,016         25,679               --     111,337        0.00%
---------------------------------------------------------------------------------------------------
Total premiums             $     190,105  $      28,327  $          (248) $  161,530       -0.15%
===================================================================================================

For the year ended
  December 31, 1994

Life insurance in force    $  50,814,651  $   3,246,608  $     1,851,916  $49,419,959       3.75%
===================================================================================================

Premiums:
  Life insurance           $      51,219  $       3,354  $           319  $   48,184        0.66%
  DI & LTC insurance             114,049         17,593               --      96,456        0.00%
---------------------------------------------------------------------------------------------------
Total premiums             $     165,268  $      20,947  $           319  $  144,640        0.22%
===================================================================================================

IDS LIFE INSURANCE COMPANY
SCHEDULE V - VALUATION AND QUALIFYING ACCOUNTS ($ thousands)
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

------------------------------------------------------------------------------------------------------------
               Column A           Column B        Column C                       Column D      Column E

                                                  Additions
                                                -------------
                                 Balance at                       Charged to
              Description         Beginning      Charged to     Other Accounts- Deductions-  Balance at End
                                  of Period   Costs & Expenses     Describe      Describe *    of Period
------------------------------------------------------------------------------------------------------------

For the year ended
  December 31, 1996
------------------------------
Reserve for Mortgage Loans           $37,340               $155              $0           $0        $37,495
Reserve for Other Investments         $4,713              ($750)             $0           $0         $3,963

For the year ended
  December 31, 1995
------------------------------
Reserve for Mortgage Loans           $35,252             $1,088              $0      ($1,000)       $37,340
Reserve for Other Investments         $7,515            ($2,802)             $0           $0         $4,713

For the year ended
  December 31, 1994
------------------------------
Reserve for Mortgage Loans           $35,020               $232              $0           $0        $35,252
Reserve for Fixed Maturities         $22,777           ($16,777)             $0       $6,000             $0
Reserve for Other Investments        $10,700            ($3,185)             $0           $0         $7,515

* 1995 amount represents a reserve on mortgage loans which were transferred from an affiliate.
  1994 amount represents a direct writedown of the related investments in fixed maturities.

Report of Independent Auditors

The Board of Directors
IDS Life Insurance Company

We have audited the consolidated financial statements of IDS Life Insurance Company as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated February 7, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.



Ernst & Young LLP
Minneapolis, Minnesota
February 7, 1997